UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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THE JOINT CORP.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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JYNT

Notice of 2023 Annual Meeting of Stockholders & Proxy Statement

thejoint.com

Dear Fellow Stockholders:

Revolutionizing access to routine and affordable

Chiropractic care, improving quality of life

We at The Joint Corp. continue to drive ahead in our mission to improve quality of life for the patients we serve through routine and affordable chiropractic care. Our clinics provide concierge-style, membership-based services in convenient retail settings, and our patients benefit from attractive pricing and convenient hours without the need for insurance or appointments. In doing so, we are revolutionizing access to chiropractic care, an essential healthcare service. Our quality, affordable and convenient chiropractic care appeals to the broad population, notably younger generations who expect easy accessibility and often seek holistic pain relief.

2022 Operational Highlights

We are proud to have deftly managed economic challenges in 2022, and closed the year with many improved operational metrics and accelerating comps in the fourth quarter.

The financial and operating highlights for 2022, compared to 2021, follow:

• 12.2 million patient visits, compared to 10.9 million

• 1.6 million unique patients treated, compared to 1.4 million

• 845,000 new patients, compared to 807,000

• 26% increase in revenue to $101.9 million

• 21% increase in system-wide sales[1] to $435.3 million

• 9% increase in system-wide comp[2] sales

• $1.2 million in net income, compared to $6.6 million

• $11.5 million in Adjusted EBITDA[3], compared to $12.6 million

Regarding our nationwide clinic network, we had a record-breaking number of franchise openings with 121 new franchised clinics opening in 2022. We also opened 16 company-owned or managed greenfield clinics, acquired 16 clinics from our franchisees and sold two clinics to franchisees. In September, we surpassed the 800-clinic milestone, and we closed 2022 with 838 total clinics, 712 franchised and 126 company-owned or managed, up 19% from December 31, 2021.

1 System-wide sales include revenues generated by all clinics, whether operated by the company or by franchisees. While franchise revenues are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these revenues are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base.

2 Comp Sales refers to the amount of revenues a clinic generates in the most recent accounting period, compared to revenues in the comparable period of the prior year, and (i) includes revenues only from clinics that have been open at least 13 full months and (ii) excludes any clinics that have closed.

3 The company defines Adjusted EBITDA as EBITDA before acquisition-related expenses, bargain purchase net gain, gain/(loss) on disposition or impairment, and stock-based compensation expenses. The company defines EBITDA as net income/(loss) before net interest, tax expense, depreciation, and amortization expenses. Please see “Part II, Item 7, Non-GAAP Financial Measures” on page 39 of our annual report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 10, 2023, for the reconciliation of net income to Adjusted EBITDA.

Bolstered Foundation

Since I joined The Joint, we have been fueling clinic expansion with transformational changes, including the improved grand opening process, new standard operating procedures, additional digital marketing strategies, sustainably focused procurement, improved IT and more. However, in 2022, The Joint, like most franchises and most small-box retail stores, was impacted by economic pressures such as consumer uncertainty, inflation, and a tight labor market that caused closed clinic days. In addition, because 2021 was a record year due to the release of pent-up demand from the initial impact of COVID in 2020, the increase in revenues from 2021 to 2022 was less pronounced than the increase in revenues from 2020 to 2021.

Throughout 2022, we implemented a corporate-clinic-specific action plan with various tactics to address the challenges and fortify our foundation for growth. We redirected and added resources to support corporate clinics; increased compensation for Doctors of Chiropractic as well as enhanced benefits; implemented new Doctors of Chiropractic onboarding process; improved the wellness coordinator compensation plan designed to retain existing team members and attract new talent; and reintroduced performance-based incentives in Q4 2022.

Peter D. Holt President and Chief Executive Officer

We also made multiple enhancements to our search engine optimization (SEO) strategy, which helped website traffic growth. The impact of digital marketing grew throughout the year and, in 2022, 62.5% of our new patients touched digital. Although our new patients’ monthly averages did not exceed the record we posted in 2021, they remained healthy in 2022. Additionally, our improved SEO was certainly a contributing factor to our strong close for the year. Our holiday promotions broke our records. Our annual “Back Friday” package-sale grew 32.0% and our “End of Year Membership” sale grew 44% over 2021, respectively.

Our efforts in 2022 culminated in accelerating comps in the fourth quarter as well as other desired improvements.

• Comp sales grew to 8% in Q4 2022, compared to 6% in Q3 2022.

• Doctors of Chiropractic turnover decreased from 56% in 2021 to 35% in 2022.

• New Patient growth averaged 91 New Patients per clinic per month for the full year.

Positioned for Long-term Growth

As noted, as more and more people discover the efficacy of chiropractic to treat their pain, our market opportunity continues to expand, and we have the infrastructure and tools in place to drive long-term growth. This is validated by our momentum at the end of 2022 and into 2023 even though uncertainty persists in the near-term.

Our clinic network has more than 5 times greater the number of clinics than the nearest competitor and is larger than all the other industry network players in aggregate. We are clearly the industry leader with a first mover advantage, yet in terms of system-wide sales, we have significant room to grow. The Joint represents only 2% of the $19.5 billion annual spending on chiropractic care, according to the IBIS US Industry Report, Chiropractors in the US, March 2023. In addition, The Joint continues to expand the chiropractic care market. In 2022, 35% of our new patients, approximately 295,000 people, were new to chiropractic. In fact, our 12-year compounded annual growth rate (CAGR) of 62% dwarfs the industry (CAGR) of 4.3%, according to the June 2022 Kentley Insights Chiropractic Care Market Research Report.

Our industry-leading franchise performance continues to be acknowledged, and we won several honors in early 2023. Entrepreneur magazine named The Joint the “Top Franchise” in the chiropractic services category and “Top 10%” of the Franchise 500®. Franchise Business Review identified The Joint as a “Top Franchise for 2023,”and one of the “Most Profitable Franchises” and “Top Franchises for Veterans.” And, for the eighth year running, Franchise Times recognized The Joint as experiencing rapid, yet sustainable, growth on its “2023 Fast & Serious” list. Additionally, FRANdata, which provides franchise business intelligence and is similar to a FICO score for consumers, revealed The Joint’s FUND score as 910 out of 950, compared to the average 593, and bestowed the TopFUND award to us for the second year a row.

As noted, we continue to increase the market for chiropractic care as well as take share from the competitors. We do this by building nationwide brand awareness, increasing the understanding of the efficacy of chiropractic care, attracting more franchisees, opening more clinics and delivering exceptional patient experiences.

We intend to do this by continuing to execute our corporate initiatives.

• Forge the Chiropractic Dream: In 2022, we increased our attractiveness by improving our employer branding, our social media engagement, our school partnerships and events, and our continuing education platform. Looking ahead, we will continue to focus on recruiting and retaining the finest Doctors of Chiropractic to fuel growth.

• Harness the Power of Our Data: In 2022, we increased the speed of system updates and launched the first version of our business intelligence and analytics reporting tool. Looking ahead, we plan to create an automated marketing program and later in the year launch a patient portal.

• Accelerate the Pace of Clinic Growth: In 2022, we accomplished several milestones. Throughout the year, we entered new markets by opening clinics in Alaska, Montana, Washington DC and Kansas City and have signed leases for clinics in New York City. Regarding our development, we have been testing proof of concepts in small markets and pedestrian-driven urban sites as well as evaluating expansion into Canada.

Franchising is an exercise in brand building supported by a robust business model. In In the United States only 4.9% of franchise concepts have over 500 units according to FRANdata. At the time this letter is published, The Joint will have over 850 opened clinics, securing our place in the top echelon of franchisors.

In 2023, we are approaching our near-term target of 1,000 clinics. Yet this is just the beginning. We have locations targeted for almost 2,000 clinics, based on our current patient demographics. As we grow and develop additional models, such as rural, urban and/or international clinics, we expect to broaden our patient demographics, our prospective site network, and, ultimately, our long-term market potential.

Commitment to Governance, Diversity and Sustainability

Our board and leadership team continue to be committed to expert, objective, proactive administration on behalf of our stockholders to drive long-term value. We are dedicated to accountability and clear communication with stockholders.

From a human capital management standpoint, we focus on diversifying the makeup of new hires and leaders, including our Board of Directors. We recognize that a diverse team helps us to better serve our customers and stakeholders. As such, we designate diversity, equity and inclusion as part of the formal responsibilities of our senior leaders. To attract, develop and retain talent at all levels of our business, we are dedicated to fostering a workplace where our employees feel aligned with our mission, proud of our culture and engaged in their work, with opportunities to grow and develop in their careers, supported by competitive compensation and benefits.

In addition, we continue to expand and strengthen our relationship with chiropractic colleges to increase engagement with students and to increase the applicant flow of qualified candidates. To ensure we meet our human capital objectives, we will continue to utilize engagement surveys to understand the perception of our brand as an employer and the effectiveness of our employee and compensation programs and to learn where we can improve across the company.

We are also proud that our business itself is inherently environmentally friendly. Our clinics have a small footprint, ideally around 1,200 square feet, and our chiropractic services do not require much in the way of materials. We do, however, work with professionally trained procurement and installation teams to ensure we obtain sustainable personal protective equipment, when possible, and optimize design to lower energy costs and reduce greenhouse gas emissions, while improving comfort, indoor air quality, and health outcomes in our clinics.

Overarching Vision: To Be the First Choice in Chiropractic Care

We remain steadfast in our mission to improve quality of life through routine and affordable chiropractic care. We continue to uphold our corporate values of trust, integrity, excellence, respect, and accountability to serve all of our constituents. Our overarching vision is to be the first choice in chiropractic care.

It is our greatest honor to provide our patients with exceptional service. In 2022, the new patient count reached the highest in the history of the company, and, as a clinic network, we averaged over one million adjustments a month. In 2023, we strive to reach new records.

It continues to be my privilege and pleasure to work alongside extremely talented, conscientious and committed Doctors of Chiropractic, wellness coordinators, franchisees, regional developers and corporate team members.

Stockholders, we realize you have a lot of choices when choosing where to invest. We appreciate your trust in The Joint. We hope our approach to growing your company and capital is consistent with your values and objectives.

On April 25, 2023, we mailed to our stockholders our 2022 Annual Report and proxy statement, along with the proxy card. The proxy card includes instructions on how to vote online, by phone, and by mail. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we encourage you to consider the matters presented in the proxy statement and vote as soon as possible. We hope that you will be able to join us on May 25th. Thank you for your ownership and support of The Joint Corp.

Peter D. Holt

President and Chief Executive Officer

2022 Financial Highlights

For 2022, The Joint reached another record level for system-wide sales, delivered steady annual same-store sales growth, and generated $11.1 million of cash from operations. These achievements reflect the company business model’s resiliency and the validation of future opportunities and growth.

• Opened 132 new clinics, net of closures, bringing total to 838	• Increased number of unique patients treated to 1.6 million, up from 1.4 million in 2021	• Expanded corporate clinic portfolio by 30, bringing the total to 126
• Increased system-wide sales to $435.3 million, up 21% compared to 2021	• Sold 75 franchise licenses, compared to the company record of 156 in 2021	• Delivered cash flow from operations of $11.1 million

[1] For the period ended Dec. 31, 2022 | [2] June 2022 Kentley Insights Chiropractic Care Market Research Report| [3] Comp sales refers to the revenues a clinic generates in the most recent accounting period, compared to revenues in the comparable period of the prior year, and (i) includes revenues only from clinics that have been open at least 13 full months and (ii) excludes any clinics that have closed. | [4] System-wide sales include revenues generated by all clinics, whether operated by the company or by franchisees. While franchise sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these revenues are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base.

16767 N. Perimeter Drive, Suite 110

Scottsdale, AZ 85260

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2023

Dear Stockholder:

We are writing today concerning the upcoming 2023 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on Thursday, May 25, 2023, at 9:00 a.m. Mountain Standard Time.

At the Annual Meeting, you will be asked to consider and vote on the following items:

•	the election to the Board of the six nominees for director named in this proxy statement;
•	approval, on an advisory basis, of the compensation of our named executive officers;
•	approval of an amendment to the Company’s Amended and Restated 2014 Incentive Stock Plan to increase the number of shares reserved for issuance under the Plan by 1,200,000 shares.
•	ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2023; and
•	any other matter that properly comes before the meeting.

Only stockholders of record at the close of business on the record date of April 11, 2023 are entitled to vote at the Annual Meeting.

If you need directions to the meeting, please call Investor Relations at (480) 245-5960.

Whether or not you plan on attending the Annual Meeting, we ask that you vote by proxy by following instructions provided in the enclosed proxy card as promptly as possible.

If you return your proxy card and later decide to attend the Annual Meeting in person, or if for any other reason you want to revoke your proxy, you may do so at any time before your proxy is voted. If you hold your shares through a broker, bank, or other nominee, please see the instructions in the General Information section on how to vote your shares, either by written instruction or in person at the meeting. Please carefully read the enclosed information and our 2022 Annual Report, which includes our Form 10-K for the year ended December 31, 2022, before voting your proxy. This proxy statement and annual report are also available for your review at https://www.cstproxy.com/thejoint/2023.

This proxy statement and accompanying materials are first being made available to stockholders on or about April 25, 2023.

By Order of the Board of Directors,

Craig Colmar

Secretary

Scottsdale, Arizona

April 21, 2023

Table of Contents

Page

PROXY SUMMARY INFORMATION	1
PROXY STATEMENT	3
EXPLANATORY NOTE	3
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	3
PROPOSAL 1 - ELECTION OF DIRECTORS	5
Nominees for Director	5
Director Qualifications	13
Diversity Summary	13
Committees of the Board	15
Compensation Committee	15
Audit Committee	15
Nominating and Governance Committee	16
Committee Charters	17
Committee Members and Meetings	18
Director Compensation	19
Corporate Governance	20
Executive Sessions of the Board	20
Board Evaluation	20
Related Party Transactions	20
Communications with the Board	21
Risk Oversight	21
Leadership Structure of the Board of Directors	22
Stock Ownership Guidelines	23
AUDIT COMMITTEE REPORT	24
Executive Officers	25
EXECUTIVE COMPENSATION	26
Summary Compensation Table	26
Employment Agreements and Change in Control Arrangements	28
Outstanding Equity Awards at 2022 Year-End	30
Equity Compensation Plan Information	31
PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION	32
PROPOSAL 3 – VOTE TO APPROVE INCREASE IN AVAILABLE SHARES UNDER THE AMENDED AND RESTATED 2014 INCENTIVE STOCK PLAN	32
PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM	38
Audit Fees	38
Audit-Related Fees	38
Tax Fees	38
All Other Fees	38
GENERAL INFORMATION	40
ANNUAL REPORT	43
HOUSEHOLDING OF PROXY MATERIALS	43
OTHER MATTERS	43
STOCKHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING (WITH DEADLINES)	43

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this proxy statement. It does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

•	Time and Date:	Thursday, May 25, 2023, at 9:00 a.m. Mountain Standard Time
•	Place:	16767 N. Perimeter Drive, Suite 110, Scottsdale, Arizona 85260
•	Record Date:	April 11, 2023
•	Voting:	Stockholders as of the record date are entitled to vote.

Items of Business and Voting Recommendations

	Agenda Item	Board Recommendation	Page

1.	Election of six directors	FOR EACH NOMINEE	5

2.	Approval, on an advisory basis, of the compensation of our named executive officers	FOR	32

3.	Approval of an amendment to the Company’s Amended and Restated 2014 Incentive Stock Plan to increase the number of shares reserved for issuance under the Plan by 1,200,000 shares	FOR	32

4.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2023	FOR	38

Board Nominees

The following table provides summary information about the nominees for director. Each director is elected by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation	Committees
Matthew E. Rubel	65	2017

Current Executive Chair of KidKraft, Inc., current Chair of MidOcean Partners Private Equity Consumer Group; current Chair of Holley Inc.; former director of Hudson’s Bay Company, HSNi and Treehouse Foods; former director, President and CEO of Varsity Brands, Inc.; former Chair, President and CEO of Collective Brands, Inc. and Cole Haan, Inc.; former Senior Advisor with Roark Capital Group & TPG Capital, L.P.

				• Compensation • Nominating and Governance

Ronald V. DaVella	65	2014

Current Financial Advisor to Manufacturing Succession Holding and Universal Health; current Vice Chair of the Strategic Advisory Board, AURA Ventures; current director of Universal Health Group, current director of Delta Dental of Arizona; current director of NorthStar Security Holdings; former Audit Partner, Deloitte & Touche LLP; former Executive Vice President of Finance, The Alkaline Water Company and recently elected to its board of directors; former director and CFO of Nanoflex Power Corporation; former CFO of Amazing Lash Studio LLC

				• Audit (Chair) • Nominating and Governance
Suzanne M. Decker	61	2017

Current Human Resources and Talent Acquisition Advisor for Bond Veterinary, Inc. (Bond Vet); Former Executive Project Sponsor and former Chief Human Resources Officer for Aspen Dental Management, Inc.; former director of Refresh Mental Health

				• Compensation (Chair)
Peter D. Holt	64	2016	President and Chief Executive Officer, The Joint Corp.
Abe Hong	51	2018

Current Executive Vice President and Chief Technology Officer, Learning Care Group; former Chief Operations Officer, Technologent; former Executive Vice President & Chief Information Officer at Discount Tire Company

				• Compensation
Glenn J. Krevlin	63	2019

Founder and Current Managing Partner, Principal and Portfolio Manager of Glenhill Capital Advisors LLC; former director and former chair of Design Within Reach, Inc.; current director of Ember Technologies; former director of Centric Brands, Inc. and Restoration Hardware, Inc.

				• Audit

16767 N. Perimeter Drive, Suite 110

Scottsdale, AZ 85260

PROXY STATEMENT

2023 Annual Meeting of Stockholders

To Be Held on May 25, 2023

EXPLANATORY NOTE

We are a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Securities Exchange Act of 1934 and have elected to comply with certain of the requirements applicable to smaller reporting companies in connection with this proxy statement. As a smaller reporting company, we provide in this proxy statement the scaled disclosure permitted under Regulation S-K. We may choose to take advantage of some but not all of these reduced disclosure requirements until we are no longer a smaller reporting company. We will remain a smaller reporting company as long as (a) our public float is below $250 million as of the last business day of the second fiscal quarter of the most recently completed fiscal year or (b) our annual revenues for which audited financial statements are available are below $100 million for the last completed fiscal year and our public float is below $700 million as of the last business day of the second fiscal quarter of the most recently completed fiscal year.

In this proxy statement, “we,” “us,” “our” and the “Company” all refer to The Joint Corp.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock outstanding as of April 11, 2023, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

The percentage ownership information shown in the table is based upon 14,669,310 shares of common stock outstanding as of April 11, 2023. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (SEC). To calculate a stockholder's percentage of beneficial ownership, we include in the numerator and denominator those shares underlying options that are vested or that will vest within 60 days of April 11, 2023. Options held by other stockholders, however, are disregarded in the calculation of beneficial ownership. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ.

Unless otherwise indicated, the persons or entities identified in this table have sole beneficial ownership with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o The Joint Corp., 16767 N. Perimeter Drive, Suite 110, Scottsdale, AZ, 85260.

	Number of Shares Beneficially Owned	Percentage of Shares
Named Executive Officers and Directors
Matthew E. Rubel	5,842	*
James Amos, Jr.	36,817	*
Ronald V. DaVella	5,908	*
Suzanne M. Decker	24,472	*
Peter D. Holt	93,538	2.4%
Abe Hong	14,522	*
Glenn J. Krevlin	22,849	*
Jake Singleton	20,196	*
Named executive officers and directors as a group (8 persons)	589,297	4.0%
Beneficial holders of 5% or more of our outstanding common stock
Bandera Partners LLC (1)	2,529,748	17.3%
BlackRock Fund Advisors (2)	992,289	6.8%
The Vanguard Group, Inc. (3)	1,071,476	7.3%
Millennium Management LLC (4)	803,463	5.5%

*	Less than 1% of our shares

(1)	Based on Schedule 13G filed by Bandera Partners LLC, Gregory Bylinsky, and Jefferson Gramm with the SEC on February 13, 2023. The Schedule 13G was filed with respect to 2,529,748 shares (the “Master Fund’s Shares”) directly held by Bandera Master Fund L.P., a Cayman Islands exempted limited partnership (“Bandera Master Fund”). Bandera Partners is the investment manager of Bandera Master Fund and may be deemed to have beneficial ownership over the Master Fund’s Shares by virtue of the sole and exclusive authority granted to Bandera Partners by Bandera Master Fund to vote and dispose of the Master Fund’s Shares. Mr. Bylinsky and Mr. Gramm are Managing Partners, Managing Directors and Portfolio Managers of Bandera Partners and may be deemed to have shared power to vote or dispose of the Master Fund’s Shares. The address reported in the Schedule G/A is 50 Broad Street, Suite 1820, New York, New York 10004.

(2)	Based on Schedule 13G/A filed by BlackRock Inc. with the SEC on March 8, 2023. This beneficial holder has the sole power to vote or to direct the vote of 986,464 shares and sole power to dispose or to direct the disposition of 992,289 shares. The address reported in the Schedule 13 G/A is 50 Hudson Yards, New York, NY 10001.

(3)	Based on Schedule 13G filed by The Vanguard Group with the SEC on February 9, 2023. This beneficial holder has the sole power to vote or to direct the vote of 0 shares, shared power to vote or to direct the vote of 21,030 shares, sole power to dispose or to direct the disposition of 1,045,144 shares, and shared power to dispose or to direct the disposition of 26,332 shares. The address reported in the Schedule 13G is 100 Vanguard Blvd. Malvern, PA 19355.

(4)	Based on Schedule 13G filed by Millennium Management LLC, Millennium Group Management LLC and Israel A Englander, with the SEC on January 13, 2023. This beneficial holder has the sole power to vote or to direct the vote of 0 shares, shared power to vote or to direct the vote of 803,463 shares, sole power to dispose or to direct the disposition of 0 shares, and shared power to dispose or to direct the disposition of 803,463 shares. The address reported in the Schedule 13G is 399 Park Avenue, New York, NY 10022.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of seven directors. As previously reported in the Company’s Current Report on Form 8-K filed on March 13, 2023, James H. Amos, Jr. announced that he will not stand for re-election to the Board at the Annual Meeting. As a result, at the conclusion of Mr. Amos’s term at the time of the Annual Meeting, the size of the Board will consist of six members until such time as Mr. Amos’ replacement is appointed or elected. With the exception of Peter D. Holt, our President and Chief Executive Officer, all of our directors are outside directors (i.e., directors who are neither officers nor employees of ours).

Our common stock is listed on The NASDAQ Capital Market, and accordingly, we have used the definition of “independence” of the NASDAQ Stock Market to determine whether our directors are deemed to be independent and the enhanced definition of “independence" under NASDAQ and SEC rules to determine whether members of certain committees are deemed to be independent. Based on those definitions, we have determined that, with the exception of Peter D. Holt, our President and Chief Executive Officer, all of our directors are independent under the applicable rules. The relationships and transactions reviewed and considered are more fully described in “Corporate Governance -- Director Independence” below.

Each director elected at the Annual Meeting will hold office until our annual meeting of stockholders in 2024 or until his or her successor is elected and qualified.

The election of directors is uncontested.

Voting in Uncontested Director Election

Under our bylaws, each director shall be elected by the vote of a majority of the votes cast in an uncontested election (an election in which the number of nominees for election is the same as the number of directors to be elected). In other words, the nominee must receive more “for” votes than “against” votes, with abstentions and broker non-votes not having any effect on the voting.

If a nominee for election as a director is an incumbent director and the nominee is not re-elected, Delaware law provides that the director continues to serve as a “holdover” director until his successor is elected and qualified or until he or she resigns. Under our bylaws, if an incumbent director is not re-elected, the director shall tender his or her resignation to the board of directors. The Nominating and Governance Committee shall make a recommendation to the Board whether to accept or reject the director’s resignation or whether other action should be taken. The Board shall act on the Committee's recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the election results. The director who tendered his or her resignation shall not participate in the Committee’s deliberations (if he or she is a member of the Committee) or in the Board’s decision.

Nominees for Director

The following table provides information about the nominees for election as directors.

Nominee	Position with the Company	Age
Matthew E. Rubel	Lead Director	65
Ronald V. DaVella	Director	65
Suzanne M. Decker	Director	61
Peter D. Holt	President, Chief Executive Officer and Director	64
Abe Hong	Director	51
Glenn J. Krevlin	Director	63

The Joint Corp. 2022 Board of Directors

Matthew E. Rubel

Current Chair, Mid Ocean Partners Private Equity Consumer Group;
Current Chair, Holley Inc.;

Current Executive Chair, KidKraft, Inc.;

Former Director, TreeHouse Foods, Inc.;
Former Director, Hudson’s Bay Company, and HSNi;
Former Director, President and CEO, Varsity Brands, Inc.;
Former Chair, President and CEO, Collective Brands, Inc.;
Former Chair, President and CEO, Cole Haan, Inc.;
Former Senior Advisor, Roark Capital Group & TPG Capital, L.P.

Director Since: 2017   Age: 65

Biography:

Matthew E. Rubel has served as a director since June 2017. Mr. Rubel currently serves as the Chair of the executive board for MidOcean Partners Private Equity Consumer Group and Holley Inc. Mr. Rubel also currently serves as Executive Chair of KidKraft, Inc. Previously, he served as director of TreeHouse Foods, Inc. and as director, President, and CEO of Varsity Brands, Inc. From 2015 to 2017, he served as a Senior Advisor at Roark Capital Group. From 2011 to March 2015, he served as Senior Advisor to both TPG Capital, L.P. and TPG Growth.

Prior to his advisor roles, Mr. Rubel served as President and Chief Executive Officer of Collective Brands, Inc. from 2005, and as its Chair from 2008, until 2011. From February 1999 to July 2005, he served as Chair, President and Chief Executive Officer of Cole Haan. Prior to joining Cole Haan, Mr. Rubel served as an Executive Vice President of J. Crew Group and Chief Executive Officer of Popular Club Plan from 1994 to 1999. Mr. Rubel has been a director of numerous multi-national retail companies and consumer brands.

In addition, Mr. Rubel has served on the Board of Hudson’s Bay Company and HSN, Inc. (also known as HSNi), the holding company of HSN and Cornerstone Brands, and Supervalu. In 2010, Mr. Rubel became a Presidential Appointee to the House Advisory Council on Trade Policy Negotiation.

Mr. Rubel’s qualifications to serve on the Board include his extensive business and management experience, along with his extensive private and public company board and committee experience.

Education: BS in Journalism, Ohio University; MBA in Marketing & Finance, University of Miami

Skills & Qualifications:

Franchising & Industry Expertise

Financial Acumen & Expertise

Senior Management Leadership

CEO Leadership

Operations Management Expertise

Public Company Board Service

Corporate Finance & M&A Expertise

Marketing & Branding Expertise

Risk Management Expertise

Independent Director

The Joint Corp

Committees:

Compensation, Nominating &

Governance

Other Public Company

Boards:

Current

Holley Inc.

Previous

TreeHouse Foods, Inc.

Collective Brands, Inc.

Hudson’s Bay Company

HSN, Inc.

Supervalu

James H. Amos, Jr.

Current Director, ASP UPF Holdings LP, and subsidiaries;
Current Chair of the advisory board of APFI, Procter & Gamble’s franchising initiatives;
Former Chair and Chief Executive Officer, Mail Boxes, Etc.;
Former Chair of the International Franchise Association

Director Since: 2015   Age: 77

Biography:

James H. Amos, Jr. has served as a director since September 2015. Mr. Amos is also currently a director of ASP UPF Holdings LP and subsidiaries, which owns and operates 170 Planet Fitness Gyms. In addition, Mr. Amos is currently the Chair of the advisory board of Agile Pursuits Franchising, Inc. (APFI), a wholly owned subsidiary of Procter & Gamble dedicated to franchising.

Mr. Amos is the former Chief Executive Officer and Chair of the board of Mail Boxes, Etc. (MBE), now The UPS Store. Under his leadership, MBE became the world’s largest and fastest growing franchisor of retail business, communication and postal service centers. Based in San Diego, the MBE Network is comprised of nearly 5,000 locations worldwide, with master licensing agreements in more than 80 countries. In 2001, Mr. Amos was instrumental in orchestrating the sale of MBE to UPS and executing the largest re-branding in history of a retail system from MBE to The UPS Store.

He is past Chair of the International Franchise Association (IFA) and in 2011 was an inductee into the IFA’s Hall of Fame.

Mr. Amos has served on or is serving on the board of directors of The National Veteran’s Administration, The Marine Military Academy, The Marine Corps Heritage Foundation, Meineke Car Care Centers, Oreck Corporation, Zig Ziglar Corporation, WSI of Canada, The University of Missouri, SkinPhD, The HealthStore Foundation, Ken Blanchard’s Faith Walk Leadership Foundation, Aspen Dental, and Planet Fitness.

Mr. Amos’s qualifications to serve on the Board include his expertise, extensive experience, and director, CEO and other leadership roles in the franchise industry.

Mr. Amos will not stand for re-election to the Board at the Annual Meeting.

Education: AB in Political Science and History, University of Missouri-Columbia

Skills & Qualifications:

Franchising & Industry Expertise

Financial Acumen & Expertise

Senior Management Leadership

CEO Leadership

Operations Management Expertise

Public Company Board Service

Corporate Finance & M&A Expertise

Marketing & Branding Expertise

Risk Management Expertise

Independent Director

The Joint Corp

Committees:

Nominating & Governance

Audit

Other Public Company

Boards:

None

Ronald V. DaVella

Current Director, Delta Dental of Arizona;
Current Director, Universal Health Group;

Current Director and former SVP of Finance, The Alkaline Water Company;

Current Partner and Financial Advisor, Industrial Succession Corp;

Current Director, NorthStar Security Holdings;
Former Director, Mobile Holding Properties, LLC;
Former Director and Chief Financial Officer, NanoFlex Power Corp.;
Former Chief Financial Officer, Amazing Lash Studio Franchise LLC;
Former Audit Partner, Deloitte & Touche LLP

Director Since: 2014   Age: 65

Biography:

Ronald V. DaVella has served as a director since our initial public offering in 2014. In March 2023, Mr. DaVella joined the board of The Alkaline Water Company, a consumer public company producing and selling alkaline water under the brand name Alkaline 88, where he previously served as Senior Vice President of Finance from April 2019 to January 2020. He also serves as a member of the board of directors at Delta Dental of AZ, a dental insurance company, and Universal Health Group, a company rolling up home health businesses,. He is also a partner of and financial advisor to Industrial Succession Corp, a holding company which currently owns American Sheet Metal, a manufacturer of sheet metal products in CA.

From May 2017 to March 2019, he served as director and Chief Financial Officer for NanoFlex Power Corporation, a public company that was commercializing two disruptive solar technologies. He also formerly served as the Chief Financial Officer for Amazing Lash Studio Franchise LLC, a franchisor of eyelash extension service studios with over 200 operating locations in the US, from March 2016 to May 2017. From August 2015 to February 2019, Mr. DaVella was also a franchise owner with Amazing Lash Studio Franchise LLC. Mr. DaVella was an audit partner with Deloitte & Touche LLP from June 1989 to July 2014.

Mr. DaVella is a certified public accountant in the state of Arizona. He has assisted his clients with mergers and acquisitions, operational and financial controls, internal and external reporting, financings and public offerings and filings with the SEC.

Mr. DaVella’s qualifications to serve on the Board include his accounting and financial expertise as a certified public accountant, service in leadership and financial advisory positions in a number of companies, and experience in franchise operations.

Education: BS in Accounting, Queens College; MBA in Finance, Pace University

Skills & Qualifications:

Franchising & Industry Expertise

Public Company BoardService

Financial Acumen & Expertise

Senior Management Leadership

Corporate Finance & M&A Expertise

Real Estate Expertise

Operations Management Expertise

Risk Management Expertise

Independent Director

The Joint Corp

Committees:

Audit Nominating & Governance

Other Public Company

Boards:

Current

The Alkaline Water Company Inc.

Previous

Nanoflex Power Corporation

Suzanne M. Decker

Current Advisor, Bond Veterinary, Inc.;

Retired, former Chief Human Resource Officer, Aspen Dental Management, Inc.;

Former Director, Refresh Mental Health;

Director Since: 2017   Age: 61

Biography:

Suzanne Decker has served as a director since June 2017. On December 31, 2022, Ms. Decker retired after 22 years of service with Aspen Dental Management, Inc. (ADMI). ADMI has grown to more than 1,000 dentist owned dental practices, doing business as Aspen Dental.

With ADMI, Ms. Decker served as the company’s Chief Human Resources Director until April 1, 2021. From 2021 until her retirement, Ms. Decker was appointed as the Executive Project Sponsor responsible for driving organizational initiatives by helping to bridge the communications gap between influencers and implementers.

ADMI acquired WellNow Urgent Care (formerly Five Star Urgent Care) in 2016, Rejuv Medical Aesthetic Clinic and ClearChoice Management Services (CCMS) in 2020, and AZ PetVet in 2022. Prior to her appointment as Executive Project Sponsor, Ms. Decker provided HR advisory support services to WellNow Urgent Care, Rejuv and ClearChoice, with more than 200, 7 and 78 facilities, respectively, throughout the United States. Additionally, Ms. Decker was responsible for all HR-related activities to support ADMI’s and Aspen Dental’s 15,000 team members including compensation, benefits, performance and talent management, engagement and employee relations, talent acquisition, learning and development, field HR and employment practices liability. Ms. Decker joined ADMI’s field operations team in 2002, supporting practice operations. Prior to joining ADMI, Ms. Decker was Director of Human Resources for the Davis Vision Companies, a vertically integrated vision services provider. From January 2021 until its sale in February 2022, Ms. Decker served as a board member at Refresh Mental Health, a privately-held national network of locally-managed mental health facilities. Since April 2022, Ms. Decker has served in an advisory capacity for Bond Vet, Inc. a multi-site, multi-state retail veterinary business, with a focus on human resources and talent acquisition.

Ms. Decker’s qualifications to serve on the Board include her executive-level experience and expertise in human resources, including expertise in talent management and recruitment and human capital strategy.

Education: BS in Childhood Education, Russell Sage College

Skills & Qualifications:

Franchising & Industry Expertise

Senior Management Leadership

Marketing & Branding Expertise

Operations Management Expertise

Independent Director

The Joint Corp

Committees:

Compensation

Other Public Company

Boards:

None

Peter D. Holt

President and Chief Executive Officer, The Joint Corp.

Director Since: 2016   Age: 64

Biography:

Peter D. Holt has served as President and Chief Executive Officer of the Company since January 2017. At various times between April 2016 and January 2017, Mr. Holt served as Chief Executive Officer, acting Chief Executive Officer, and Chief Operating Officer. Mr. Holt began serving as a director of the Company in August 2016. Mr. Holt has had extensive operational experience in senior management with companies that have multiple store locations and franchises.

Most recently, he served as President and CEO of Tasti D-Lite LLC, a retailer of lower-fat dairy desserts. He held that position from 2013 until Tasti D-Lite was purchased by Kahala Brands in June of 2015. From 2007 through 2012, he was Chief Operating Officer of Tasti D-Lite. While at Tasti D-Lite, among other achievements, he led the team to convert the licensed retail network into a business format franchise structure. He also led the acquisition of Planet Smoothie and managed the integration of the two brands.

Prior to Tasti D-Lite, from 2005 until 2007, Mr. Holt served as Executive in Residence of Great Hill Partners, a Boston-based private equity firm. At Great Hill Partners, he was responsible for identifying, qualifying and assisting in the due diligence process of potential franchisor acquisitions.

He was the Chief Operating Officer of 24Seven Vending (U.S.), a subsidiary of the New Zealand publicly traded company, VTL Group Limited, from 2004 until 2005. At 24Seven Vending (U.S.), Mr. Holt was responsible for all aspects of the implementation of an acquisition-to-franchise conversion expansion strategy in parallel with managing the financing, sales, operations, technology and training for the company.

From 1997 through 2003, Mr. Holt held various positions with Mail Boxes, Etc., including Executive Vice President of Franchise Sales and Development, Senior Vice President, International, and Vice President, International. He was responsible for all franchise sales functions including domestic sales, site selection/retail center development, and the international sales and operations division. Mr. Holt also held positions at Brice Foods, Inc. (1990-1996) and International Franchise Association (1986-1990).

Mr. Holt’s qualifications to serve on the Board include his position as the Company’s President and Chief Executive Officer, with extensive knowledge of the Company, its operations and people, and his leadership-level operational experience in franchised companies throughout his career.

Education: BA in Political Science, University of Washington; MA in Latin American History, University of London

Skills & Qualifications:

Franchising & Industry Expertise

Public Company Board Service

Financial Acumen & Expertise Senior

Management Leadership

CEO Leadership

Operations Management Expertise

Corporate Finance & M&A Expertise

Marketing & Branding Expertise

Real Estate Expertise

Risk Management Expertise

Non-Independent Director

The Joint Corp

Committees:

None

Other Public Company

Boards:

None

Abe Hong

Current EVP, Chief Technology Officer, Learning Care Group;

Former Chief Operations Officer, Technologent;

Former EVP, Chief Information Officer, Discount Tire Company;
Former Senior Vice President and Chief Information Officer, Red Rock Resorts, Inc.;
Former Vice President, Global IT Infrastructure & Technology Architecture Starbucks Corp.

Director Since: 2018   Age: 51

Biography:

Abe Hong has served as a director since June 2018. Mr. Hong is currently the Executive Vice President and Chief Technology Officer for Learning Care Group, an early child education company. In his current role, Mr. Hong is responsible for leading all aspects of Learning Care Group’s technology strategy, its information technology function & capabilities, overseeing technical infrastructure, audit, cyber security, and all digital initiatives. Mr. Hong formerly served as Executive Vice President and Chief Operations Officer at Technologent from June 2020 to August 2021. Technologent is a global company specializing in digital consulting, technical solution development and managed services. In this role, Mr. Hong was responsible for the company’s business strategy, human resources, product development, audit, corporate cybersecurity, and customer-facing service delivery.

Prior to Technologent, Mr. Hong served as Executive Vice President and Chief Information Officer for Discount Tire Company from August 2017 to February 2020. In this role, Mr. Hong was responsible for all customer-facing and back-of-house systems and for the company’s digital technology strategy. Discount Tire Company is a $5 billion privately held retail company, headquartered in Scottsdale, Arizona, with 950+ stores and a strong online presence.

Prior to Discount Tire, Mr. Hong served as Senior Vice President and Chief Information Officer at Red Rock Resorts, Inc. Mr. Hong was instrumental in modernizing the company’s enterprise systems to facilitate its 2016 initial public offering and its overall digital business strategy. Before that, Mr. Hong was responsible for international IT and all customer and back-office technology at Starbucks Corporation. In that role, he led and supported key IT initiatives, including enabling strong international store growth, managing the global rollout of a new point-of-sale mobile application and integrating retail infrastructure across three continents.

Mr. Hong’s qualifications to serve on the Board include his expertise and executive-level experience in information technology and cybersecurity.

Education: BE in Engineering, United States Military Academy at West Point

Skills & Qualifications:

Franchise & Industry Expertise

Public Company Board Service

Senior Management Leadership

Operations Management Expertise

IT and Risk Management Expertise

Independent Director

The Joint Corp

Committees:

Compensation

Other Public Company

Boards:

None

Glenn J. Krevlin

Founder, Managing Partner, Principal and Portfolio Manager of Glenhill Capital Advisors LLC;
Former Director and Former Chair, Design Within Reach, Inc.;
Former Director, Centric Brands, Inc.;

Former Director, Restoration Hardware

Director Since: 2019   Age: 63

Biography:

Glenn Krevlin has served as a director since June 2019. Mr. Krevlin is the Founder, Managing Partner, Principal and Portfolio Manager of Glenhill Capital Advisors LLC ("GCA"), a fundamental equity investment manager. Mr. Krevlin founded and worked at GCA from 2001 to 2018. Previously, Mr. Krevlin was a Partner and Portfolio Manager at Cumberland Associates, Cumberland Partners, and Long View Partners (collectively, “Cumberland Associates”), an affiliated group of value oriented private investment partnerships, from 1994 to 2000. Before attaining partnership, Mr. Krevlin worked as an associate at Cumberland Associates from 1989 to 1994.

Prior to that, Mr. Krevlin served as Vice President & Associate at The Goldman Sachs Group, Inc., in the Institutional Equity Sales department, from 1982 to 1989. Mr. Krevlin also served on the Board of Directors for Design Within Reach, Inc., a modern furniture design company, from August 2009 until 2021 (including as Chair from August 2009 to July 2014).

Additionally, Mr. Krevlin served on the Board of Directors of Centric Brands Inc. (f/k/a Differential Brands Group Inc.), a leading lifestyle brands collective, from October 2018 to October 2020. Prior to that, Mr. Krevlin served on the Board of Directors of Restoration Hardware, a home-furnishings company, from 2001 to 2012.

Mr. Krevlin’s qualifications to serve on the Board include his public company board experience and his substantial financial acumen and expertise and experience in the financial services industry.

Education: BA in Economics & Government, Wesleyan University; MBA New York University

Skills & Qualifications:

Franchising & Industry Expertise

Financial Acumen & Expertise

Senior Management Leadership

Public Company Board Expertise

Independent Director

The Joint Corp

Committees:

Audit

Other Public Company

Boards:

Current

None

Previous

Centric Brands, Inc.

Design Within Reach, Inc.

(a subsidiary of Herman Miller, Inc.)

Director Qualifications

We believe that our six director nominees possess the experience, qualifications and skills that warrant their election as directors. Our directors have in common, among other qualities, a breadth of business experience, seasoned judgment and an insistence on looking beyond the next quarter or the next year in directing and supporting our management. From their service in management, on the boards of other public and private companies, and in counseling other companies and their directors, our directors also bring to us the insights that they gain from the operating policies, governance structures and growth dynamics of these other companies. One of our director nominees self-identifies as female, one as Asian and six as Caucasian.

The Board regularly reviews the skills, experience and background that it believes are desirable to be represented on the Board.

Diversity Summary

We provide the following information about our directors for purposes of our compliance with Nasdaq rules. We ask our directors to indicate their self-identification with respect to race/ethnicity, gender, gender identity, and sexual orientation, subject to applicable laws.

Board Diversity Matrix (as of February 1, 2023)
Board Size:
Total Number of Directors	7
	Female	Male	Non-Binary	Gender Undisclosed
Gender:
Directors	1	6	-	-
Self-Identified Demographic Background:
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	1	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	1	5	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-	-	-	-
Did not Disclose Demographic Background	-	-	-	-

The Joint Corp. 2023 Director Skills & Qualifications

The Board of Directors recommends that stockholders vote “FOR” each of the six nominees to the Board.

Committees of the Board

Our Board of Directors has standing Compensation, Audit, and Nominating and Governance Committees. All of the members of each committee are outside directors who are independent under the applicable listing standards of The Nasdaq Stock Market LLC and SEC rules.

Compensation Committee

The Compensation Committee is responsible for, among other things, determining the cash compensation and equity compensation of our executive officers, subject to the review of our full Board of Directors and approval by the Board in the case of cash compensation only. On an annual basis, the Compensation Committee reviews the respective salaries of our executive officers in light of the goals and objectives relevant to each officer, including, as the Compensation Committee deems appropriate, consideration of (i) the individual officer’s position, scope of responsibilities and level of experience, (ii) the rate of inflation, (iii) the range of salary increases for our employees generally, and (iv) the salaries paid to comparable officers in comparable companies. On an annual basis, the Compensation Committee also determines appropriate cash bonuses, if any, for the Company’s executive officers (based upon an applicable percentage of base salary as determined by the Compensation Committee), after consideration of specific individual and Company performance goals and criteria. Furthermore, the Committee grants stock awards under the stock plan to our executive officers and other employees and determines the terms, conditions, restrictions and limitations of the awards granted. In this regard, the number of shares of stock for which awards are granted are based on, as the Compensation Committee deems appropriate, each individual’s position and our financial performance, the Compensation Committee’s assessment of the individual’s performance, initiative, contribution to our success and total compensation package. The Board, upon the Compensation Committee’s recommendation, has delegated authority to our CEO to grant restricted stock awards in connection with new hires and promotions of current employees who are not Section 16 officers under specific guidelines set by the Compensation Committee. This delegation of authority does not extend to awards granted under our annual incentive stock program or any awards falling outside the stated guidelines. The Compensation Committee has the sole authority, at our expense, to select, retain, compensate and oversee any compensation consultant to be used to assist in its evaluation of the compensation of our directors and executive officers. The Committee also has the authority to obtain legal counsel, accountants, and other advisers of its choice to further assist the Compensation Committee in connection with its functions and to set the compensation and oversee the work of such advisers.

In 2021, the Compensation Committee engaged the consulting firm of Korn Ferry to evaluate the compensation packages for our leadership team, including our executive officers. In its report, Korn Ferry compared pay levels for our executive officers against data from Korn Ferry’s survey database of executive compensation and from proxies of peer group companies. The comparison data consisted of base salary, targets for short-term incentives, targets for total cash compensation, long-term incentives and target total direct compensation. The report then determined for each category the percentile into which our executive officers’ compensation fell relative to the executive officers of comparable companies. The Compensation Committee used these data, along with the Board of Director’s assessments of the performance of our executive officers, to determine our executive officers’ compensation packages. Additionally, the Compensation Committee considered recommendations made by Mr. Holt regarding Mr. Singleton’s compensation package. The compensation packages for our leadership team, including our executive officers, were not re-evaluated by the consulting firm of Korn Ferry or any other consulting firm since the 2021 evaluation.

Audit Committee

The Audit Committee has been established in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934. The Audit Committee oversees our accounting and financial reporting processes and the integrity of our financial statements. The Audit Committee’s responsibilities also include oversight of our internal accounting and financial controls, the qualifications and independence of our independent accountants, and our compliance with legal and regulatory requirements. In addition, the Audit Committee is responsible for reviewing, setting policy regarding and evaluating the effectiveness of our processes for assessing significant risk exposures and the measures that management has taken to minimize such risks. In carrying out these responsibilities, the Audit Committee is charged with, among other things: overseeing our internal audit department, reviewing and approving the internal audit plan, and reviewing and discussing internal audit department reports related to the department’s activities and mission; appointing, replacing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; discussing with our independent registered public accounting firm its independence from management; reviewing with our independent registered public accounting firm the scope and results of its audit; approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; discussing with management and our independent registered public accounting firm the interim and annual consolidated financial statements that we file with the SEC; reviewing periodically with our counsel and/or principal regulatory compliance officer any legal and regulatory matters that may have a material adverse effect on our financial statements, operations, compliance policies and programs; reviewing and approving procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; reviewing and approving related person transactions; annually reviewing the Audit Committee charter and the Audit Committee’s performance; and handling such other matters that are specifically delegated to the Audit Committee by our Board of Directors from time to time.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters and the structure, composition and function of the Board of Directors and its committees.

The Nominating and Governance Committee is also responsible for developing and recommending to the Board of Directors criteria for identifying and evaluating candidates for directorships and making recommendations to the full Board regarding candidates for election or reelection to the Board of Directors at each annual stockholders’ meeting.

The Nominating and Governance Committee endeavors to select nominees that possess certain basic personal and professional qualities that are necessary in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of management, and monitor adherence to principles of sound corporate governance. With limited exceptions, the Committee believes that all persons nominated to serve as director should possess certain minimum qualifications consisting of:

•	integrity and ethical character and an appreciation of these qualities in others,
•	an absence of conflicts of interest,
•	the ability to provide fair and equal representation of all stockholders,
•	demonstrated achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavor,
•	sound judgment, resulting from management or policy-making experience, that demonstrates an ability to function effectively in an oversight role,
•	business understanding, with a general appreciation of major issues facing public companies of a size and operational scope similar to ours,
•	available time to devote to the business of the Board of Directors and its committees,
•	competencies and skills which are complementary to those of the existing members of the Board, which skills should include experience in one or more of the following areas: franchising, small box retail, company governance, management, financial matters, marketing and branding, real estate, technology, strategy, risk management and legal affairs, and
•	professional background, experience, expertise, perspective, age, gender, ethnicity and country of citizenship which will promote diversity on the Board of Directors.

We are of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to the Board of Director's ability to work as a collective body, while giving us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure. Accordingly, the process of the Nominating and Governance Committee for identifying nominees reflects the practice of re-nominating incumbent directors who continue to satisfy the Committee's criteria for membership on the Board and whom the Committee believes continue to make important contributions to the Board. Consistent with this policy, in considering candidates for election at annual meetings of stockholders, the Committee will first determine the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the Board. The Committee will then evaluate their qualifications and performance, and if the Committee determines that an incumbent director continues to be qualified and has satisfactorily performed his or her duties during the preceding term, the Committee will propose the incumbent director for re-election, absent special circumstances.

The Nominating and Governance Committee will identify and evaluate new candidates for election to the Board in order to fill vacancies on the Board when there is no qualified and available incumbent. In evaluating new candidates, the Nominating and Governance Committee will consider whether the candidates meet the minimum qualifications discussed above. These qualifications include consideration as to whether and how the candidate would contribute to the Board’s diversity, defined broadly to include gender and ethnicity as well as background and experience. The Nominating and Governance Committee will solicit recommendations for nominees from persons that the Nominating and Governance Committee believes are likely to be familiar with qualified candidates, which may include current Board members and management, and the Nominating and Governance Committee has the authority to retain a professional search firm for assistance if appropriate. The Nominating and Governance Committee will consider candidates proposed by stockholders and will evaluate any candidate proposed by a stockholder using the same criteria used to evaluate any other candidate, except that the Nominating and Governance Committee may consider, as one of the factors in its evaluation of stockholder-recommended nominees, the size and duration of the interest of the recommending stockholder in our equity. The Nominating and Governance Committee may also consider the extent to which the recommending stockholder intends to continue holding its interest, including, in the case of nominees recommended for election at an annual meeting, whether it intends to continue holding its interest at least through the time of such annual meeting.

Procedures for Submitting Stockholder-Recommended Nominees. Any stockholder who wants to propose a candidate should submit a written recommendation to the Nominating and Governance Committee indicating the candidate’s qualifications and other relevant biographical information and providing preliminary confirmation that the candidate would be willing to serve as a director. Any such recommendation should be addressed to the Board of Directors, The Joint Corp., 16767 N. Perimeter Drive, Suite 110, Scottsdale, Arizona 85260.

In addition to recommending director candidates to the Nominating and Governance Committee, stockholders may also, pursuant to procedures established in our bylaws, directly nominate one or more director candidates to stand for election at an annual meeting of stockholders. A stockholder wishing to make such a nomination must deliver written notice of the nomination to the secretary of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. If, however, the date of the annual meeting is more than 30 days before or after the first anniversary of the previous year’s annual meeting, the stockholder’s notice must be received no later than the later of the close of business on the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting was first made, and no earlier than the 120th day, prior to the annual meeting.

Stockholders may also submit director nominees to the Board to be included in our annual proxy statement, known as “proxy access.” Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2024 Annual Meeting of Stockholders must comply with the requirements of proxy access as set forth in our bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Company not less than 120 days nor more than 150 days prior to the anniversary of the date that the Company first mailed its proxy materials for the annual meeting of the previous year. If, however, the date of the annual meeting is more than 30 days before or after the first anniversary of the previous year’s annual meeting, the stockholder’s notice must be received no later than the later of the close of business on the 120th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting was first made, and no earlier than the 150th day, prior to the annual meeting.

Committee Charters

Each of the Audit, Compensation, and Nominating and Governance Committees operates under a written charter adopted by the Board, which charters are available on our website https://ir.thejoint.com/governance-docs.

2022 Committee Members and Meetings

The following tables provide information about the membership of the committees of the Board of Directors during 2022:

(1)	The Board of Directors has determined that all members of the Audit Committee are audit committee financial experts as described in the applicable rules of the SEC and are independent under the applicable listing standards of The Nasdaq Stock Market LLC and SEC rules.

Our Board of Directors held seven meetings by teleconference or in person during 2022 and acted without a formal meeting on a number of occasions by the unanimous written consent of the directors. The Audit Committee held six meetings during the year, the Compensation Committee held five meetings during the year, and the Nominating and Governance Committee held four meetings during the year.

All of our directors participated by teleconference or in person in all of the meetings of the Board of Directors during 2022, with the exception of three directors missing one meeting each. All of the members of the Audit, Compensation, and Nominating and Governance Committees participated by teleconference or in person in all of the meetings of those committees during the year, with the exception of one director missing two Audit Committee meetings. One board member attended our 2022 annual meeting of stockholders.

Director Compensation

The following table sets forth compensation paid to our non-employee directors for the year ended December 31, 2022:

Director Compensation Table - 2022

Name	Fees Earned or Paid in Cash	Stock(1)(2) Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Matthew E. Rubel	$65,000	$50,000	$—	$—	$—	$—	$115,000
James H. Amos, Jr.	55,000	50,000	—	—	—	—	105,000
Ronald V. DaVella	65,000	50,000	—	—	—	—	115,000
Suzanne M. Decker	55,000	50,000	—	—	—	—	105,000
Abe Hong	55,000	50,000	—	—	—	—	105,000
Glenn J. Krevlin	52,000	50,000	—	—	—	—	102,000

(1)	The amounts in this column represent the aggregate grant date fair value of stock awards granted to the director in the applicable fiscal year, computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in reaching this valuation, see “Restricted Stock” in Note 8 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 10, 2023.
(2)	The aggregate number of unvested stock awards outstanding at December 31, 2022 held by each non-employee director was as follows: Mr. Rubel – 3,170; Mr. Amos – 3,170; Mr. DaVella – 3,170; Ms. Decker – 3,170; Mr. Hong – 3,170; and Mr. Krevlin – 3,170.

In 2022, each director who was not also one of our employees, upon election or re-election to the Board of Directors, received a fee of $50,000 per year. Each non-employee director, upon his or her election or re-election as a director, also received that number of restricted shares equal to $50,000, divided by the closing price of our stock on the election date. This restricted stock was granted under The Joint Corp. 2014 Stock Plan and will vest on the earlier of (i) one year from the grant date and (ii) the date of the next annual meeting of the shareholders of the Company occurring after the date of grant.

In addition to the compensation described above, each committee chair received an annual committee chair stipend in the following amount:

•	Audit Committee chair: $10,000
•	Compensation Committee chair: $5,000
•	Nomination and Governance Committee chair: $5,000

Each non-Chair member of the committees listed above received an annual stipend of $2,000. Our lead director received an annual stipend in the amount of $15,000. The Board of Directors formed a special Information Technology Committee to oversee the selection, development and implementation of our new IT platform. The members of this committee received a stipend in the amount of $5,000. All fees payable to directors are payable quarterly.

All of our non-employee directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or the committees thereof and for other expenses reasonably incurred in their capacity as directors.

CORPORATE GOVERNANCE

Executive Sessions of the Board

Our Board of Directors excuses Mr. Holt, our President and Chief Executive Officer, as well as any of our other executive officers who may be present by invitation, from a portion of each meeting of the Board in order to allow the Board to review Mr. Holt’s performance as President and Chief Executive Officer and to enable each director to raise any matter of interest or concern without the presence of management.

Board Evaluation

Our directors annually review the performance of the Board of Directors and its committees and the performance of their fellow directors. Typically, this is done through the completion by the directors of confidential evaluation forms, the results of which are provided to the Chair of the Nominating and Governance Committee. At a subsequent meeting of the Board, the Chair of the Nominating and Governance Committee leads a discussion with the full Board of any issues and suggestions for improvement identified in these evaluation forms.

Required Resignation on Change of Job Responsibilities

The Board of Directors has adopted a written policy that a director must tender his or her resignation if the director (i) changes his or her employer or otherwise has a significant change in job responsibilities, (ii) accepts or intends to accept a directorship with another company (or with any other organization that would require a significant time commitment) or (iii) in the case of a director who is an employee of the Company, retires or otherwise terminates active employment with the Company. The Nominating and Governance Committee will then evaluate the circumstances of the director’s new position and recommend to the full Board whether to accept or reject the director’s resignation in light of whether the director continues to satisfy the Board’s membership criteria and whether continued service on the Board is appropriate.

Policies and Procedures for Related Person Transactions

The Board of Directors adopted a written policy requiring certain transactions with related persons to be approved by the Audit Committee. A related person includes any director or executive officer, 5% or greater stockholders, or the immediate family members of the foregoing for purposes of this policy. The transactions subject to review include any transaction, arrangement or relationship (or any series of similar transactions, arrangements and relationships) in which (i) we or one of our subsidiaries will be a participant, (ii) the aggregate amount involved exceeds $120,000, and (iii) a related person will have a direct or indirect material interest. In reviewing any such transactions, the Audit Committee will consider all of the relevant facts and circumstances of the proposed transaction, including the benefits to us, the effect of the proposed transaction on the director’s independence (if the related person is a director), the materiality and character of the related person’s interest, the availability and opportunity costs of other sources for comparable products or services, the terms of the proposed transaction, and whether those terms are comparable to the terms available to an unrelated third-party or to employees generally. A related person transaction will be approved or ratified if, after considering all relevant factors, it is determined in good faith that the transaction is not inconsistent with our best interests or the best interests of our stockholders. Under the policy, any director who has an interest in a related person transaction will recuse himself or herself from any formal action with respect to the transaction.

Related Person Transactions

In December 2020, we sold two franchise licenses at $39,900 and $29,900 each (which reflects the $10,000 multi-unit discount for the second license per the Franchise Disclosure Document) to Marshall Gramm, who is a family member of the Managing Partner of Bandera Partners LLC. Bandera Partners LLC was a beneficial holder of more than 5% of our outstanding common stock (approximately 17% as of December 31, 2022). The transaction involved terms no less favorable to us than those that would have been obtained in the absence of such affiliation. Although we have no way of estimating the aggregate amount of franchise fees, royalties, advertising fund fees, IT related income and computer software fees that Mr. Gramm will pay over the life of the franchise licenses, Mr. Gramm is subject to such fees under the same terms and conditions as all other franchisees. Mr. Gramm paid $34,262 and $11,046 in 2022 and 2021, respectively, for such royalties and other fees.

Between January 2019 and April 2019, we sold three franchise licenses to three entities owned by Cowboy Chiro LLC (collectively, the “Entities”) at $29,900 each (which reflects the $10,000 multi-unit discount per the Franchise Disclosure Document, as one or more equity owners of the Entities had purchased a license previously). Glenn Krevlin, one of our directors, was a minority owner of the Entities, owning a 29.75% interest. The transactions involved terms no less favorable to us than those that would have been obtained in the absence of such affiliation. The terms included provisions requiring the payment of franchise fees, royalties, advertising fund fees, IT-related fees and computer software fees to be paid over the life of the franchise licenses under the same terms and conditions as all other franchisees. The Entities paid $159,418 in 2021 and $97, 884 in 2020 for such royalties and other fees. In December 2021, Mr. Krevlin sold all of his interests in the Entities. We elected to disclose the transactions, notwithstanding our determination that Mr. Krevlin did not have a material interest in the transactions, since the amounts involved were immaterial to Mr. Krevlin because of their relatively small value compared to Mr. Krevlin’s other business interests.

Director Independence

The Board has determined that each of our non-employee directors, Matthew E. Rubel, James H. Amos, Jr., Ronald V. DaVella, Suzanne M. Decker, Abe Hong, and Glenn J. Krevlin, are independent in accordance with the listing standards of The Nasdaq Stock Market LLC and SEC rules. The Board has further determined that all members of the Audit Committee, Nominating and Governance Committee, and Compensation Committee are independent in accordance with the listing standards of The Nasdaq Stock Market LLC and SEC rules applicable to such committees. Peter D. Holt, a director, is not independent due to his relationship with us as President and Chief Executive Officer.

Anti-Hedging Policy

Our directors and executive officers are prohibited from (i) short selling our securities, including short sales “against the box”; (ii) hedging transactions or monetizing transactions that are designed to hedge or offset decreases in the price of our securities; (iii) publicly traded option transactions, including puts and calls, and other derivative securities related to Company securities; or (iv) holding our securities in a margin account or otherwise pledging our securities in any manner.

Code of Business Conduct and Ethics

We have adopted a Code of Ethics and Business Conduct that applies to employees, officers and directors, including our executive management team, such as our Chief Executive Officer and Chief Financial Officer. This Code of Ethics and Business Conduct is posted on the “Governance – Governance Documents” section of our Investor Relations website at https://ir.thejoint.com/governance-docs. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of the Code of Ethics and Business Conduct by posting such information on our website.

Communications with the Board

Stockholders who would like to communicate with the Board may do so by writing to the Board of Directors, The Joint Corp. 16767 N. Perimeter Drive, Suite 110, Scottsdale, Arizona 85260. Our Investor Relations department will process all communications received. Communications relating to matters within the scope of the Board’s responsibilities will be forwarded to the Lead Director and at his direction to the other directors, and communications relating to ordinary day-to-day business matters that are not within the scope of the Board’s responsibilities will be forwarded to the appropriate officer or executive. Communications addressed to a particular committee of the Board will be forwarded to the chair of that committee and at his or her direction to the other members of the committee.

Risk Oversight

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels. The Board is responsible for overseeing management’s development and execution of appropriate business strategies to mitigate the risk that such strategies will fail to generate long-term value for the Company and its stockholders or that such strategies will motivate management to take excessive risks. As part of its responsibilities, the Board and its standing committees also regularly review, and discuss with management, material strategic, operational, cybersecurity, financial, legal, compensation and compliance risks, as well as emerging or evolving risks as they arise. Each of the three committees of the Board is responsible for overseeing the management of risks that fall within the committee’s areas of responsibility, including identifying, quantifying and assisting management in mitigating risks. In performing this function, each committee has full access to management, as well as the ability to engage advisors.

In particular, our Audit Committee is responsible for oversight of our system of internal controls and risks relating to financial reporting and regulatory and accounting compliance. The Audit Committee focuses on general risk management strategy and ensures that appropriate risk mitigation procedures are implemented by management. The Audit Committee is assisted in this role by our internal audit department. The internal audit department annually prepares a risk-based audit plan, with input from senior management and review and approval by the Audit Committee. The department periodically reports to the Audit Committee on its performance relative to the audit plan and on significant risk exposures and control issues. The internal audit department also maintains a high-level assessment of risks and controls for our key operations, functions, processes, applications, and systems. The Audit Committee reports any significant risk management issues to the Board of Directors as part of the Board’s general oversight responsibility.

Leadership Structure of the Board of Directors

Chair of the Board

We presently do not have a director serving in the office of Chair of the Board. While our bylaws and corporate governance guidelines do not require the positions of Chair and Chief Executive Officer to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us and demonstrates our commitment to good corporate governance. In the event we do elect a Chair, we intend to adhere to the principle that the position of Chair of the Board should be separate from the position of Chief Executive Officer.

Lead Director

In August 2017, our Board appointed Matthew E. Rubel as our Lead Director. The Lead Director is responsible for coordinating the scheduling and agenda of Board meetings and the preparation and distribution of agenda materials. The Lead Director presides at Board meetings and oversees the scope, quality and timeliness of the flow of information from our management to the Board and serves as an independent point of contact for stockholders wishing to communicate with the Board.

Stock Ownership Guidelines

We have established stock ownership guidelines for certain of our senior officers (currently, our President and Chief Executive Officer and Chief Financial Officer) and our directors to more closely align their interests with those of our stockholders. Under these guidelines, they are required to own shares of Company stock having a value equal to or greater than the following targets within five years of becoming subject to the targets:

Category	Stock Ownership Target
CEO	3 times annual total cash compensation
Other §16 Officers	2 times annual total cash compensation
Board of Directors	2 times annual cash retainer

AUDIT COMMITTEE REPORT

Under the Audit Committee’s charter, the Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities relating to the integrity of the Company’s financial statements, the qualifications and experience of the Company’s independent registered public accounting firm, the performance of the Company’s internal audit function and independent registered public accounting firm, and the Company’s compliance with applicable legal and regulatory requirements. The Audit Committee’s charter is available on the Company’s website, https://ir.thejoint.com/governance-docs. The members of the Audit Committee who served during 2022 were Ronald V. DaVella (Chair), Glenn J. Krevlin and James H. Amos, Jr., all of whom are independent under the applicable listing standards of The Nasdaq Stock Market LLC and SEC rules.

The Company’s management is responsible for preparing financial statements in accordance with accounting principles generally accepted in the United States, and the Company’s independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is one of oversight, and we do not provide expert or other special assurance regarding the Company’s financial statements, or the quality of the audits performed by the Company’s independent public accountants.

In carrying out our oversight responsibility, we have reviewed and discussed with both management and BDO USA, LLP, the Company’s independent registered public accounting firm for 2022, all quarterly and annual financial statements prior to their issuance. Our reviews and discussions with BDO USA, LLP included executive sessions without the presence of the Company’s management. They also included discussions of the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. We also discussed with BDO USA, LLP matters relating to their independence, including a review of their audit and non-audit fees and the letter and written disclosures that the Audit Committee received from BDO USA, LLP pursuant to Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence.

In addition, we continued to monitor the scope and adequacy of the Company’s internal controls, including the review of measures designed to remediate control deficiencies that contributed to the material weaknesses in 2021, and to ensure the continued effective operation of these controls, programs and initiatives to strengthen the effectiveness of the Company’s internal controls and steps taken to implement recommended improvements.

On the basis of these reviews and discussions, we recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2022 for filing with the U.S. Securities and Exchange Commission.

Audit Committee

Ronald V. DaVella, Chair

James H. Amos, Jr.

Glenn J. Krevlin

Executive Officers

The following table provides information about our executive officers.

Executive Officer	Position with the Company	Age
Peter D. Holt	President and Chief Executive Officer	64
Jake Singleton	Chief Financial Officer	41

Peter D. Holt, our President and Chief Executive Officer, is listed as a nominee for director. Please see “Nominees for Director” on page 5. Our executive officers are appointed by our Board of Directors.

Jake Singleton

Chief Financial Officer, The Joint Corp.

Officer Since: 2018   Age: 41

Biography:

Mr. Singleton served as the Company’s controller from June 2015 until his appointment as Chief Financial Officer in November 2018. As the controller, he was responsible for the full accounting operations of the Company, including the production of timely financial statements and related SEC filings and maintenance of a comprehensive set of internal controls designed to mitigate risk and enhance the accuracy of the Company’s reported financial results. Prior to his employment by the Company, Mr. Singleton served for ten years in Ernst and Young’s Assurance Services practice.

At Ernst and Young, Mr. Singleton focused on serving public companies and providing assistance in raising capital through debt and equity offerings. Mr. Singleton also gained international experience in Ernst and Young’s Capital Markets transactional accounting group during a two-year rotation in the United Kingdom, where he focused on U.S. GAAP and SEC reporting compliance for foreign entities raising capital in the United States.

Education: BS and MA in Accounting, University of Arizona – Eller College of Management

Skills & Qualifications: Financial Acumen & Expertise Senior Management Leadership

EXECUTIVE COMPENSATION

Summary Compensation Table – 2021 and 2022

The following table shows the total compensation paid or accrued during our fiscal years ended December 31, 2022 and 2021 to our President and Chief Executive Officer and Chief Financial Officer:

Name	Year	Salary	Bonus	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation(4)	Total
Peter D. Holt(1)	2022	$453,466	$—	$117,137	$135,338	$—	$—	$16,085	$722,004
President and Chief Executive Officer	2021	416,623	$—	61,540	152,199	324,453	—	10,231	965,046

Jake Singleton(2)	2022	270,679	—	56,428	69,069	—	—	10,242	406,418
Chief Financial Officer	2021	245,192	—	38,360	73,553	125,000	—	9,567	491,671

(1)	Mr. Holt has served as our President and Chief Executive Officer since January 2017. Prior to January 2017, Mr. Holt served as Chief Executive Officer from August 2016, acting Chief Executive Officer from June 2016, and Chief Operating Officer from April 2016.
(2)	Mr. Singleton has served as our Chief Financial Officer since November 2018. Prior to November 2018, Mr. Singleton served as the Company’s Corporate Controller.
(3)	The amounts in this column represent the share-based compensation expense recorded in our audited financial statements for the years ended December 31, 2022 and 2021. For a discussion of the assumptions used in reaching this valuation, see “Stock-Based Compensation” in Note 8 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 10, 2023.
(4)	The amounts in this column represent company contributions (including matching contributions), whether or not vested, on a nondiscriminatory basis to a defined contribution plan (e.g., 401(k) plan).

Pay versus Performance Table – 2021 and 2022

Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO ($)	Summary Compensation Table Total for non-PEO named executive officers(1) ($)	Compensation Actually Paid to non-PEO named executive officers ($)	Value of initial fixed $100 investment based on Total Shareholder Return ($)	Net Income ($)	EBITDA(2) ($)
2022	$722,004	$(1,727,094) (3)	$406,418	$(820,580)(4)	$(47)	$1,177,250	$9,720,842
2021	965,046	3,996,907 (3)	491,671	2,544,036 (4)	150	6,575,770	11,441,366

(1)	Peter Holt, the Company’s President and CEO, was our PEO, and Jake Singleton, the Company’s Chief Financial Officer, was our only non-PEO NEO.
(2)	We base cash bonuses for our PEO and other NEO under our short-term incentive plan on the achievement of a target EBITDA established by our Board of Directors each year. The Company defines EBITDA as net income/(loss) before net interest, tax expense, depreciation, and amortization expenses. Please see “Part II, Item 7, Non-GAAP Financial Measures” on page 39 of our annual report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 10, 2023, for the reconciliation of net income to Adjusted EBITDA.

(3)

Adjustments to Determine Compensation to PEO	2022	2021
Deduction for amounts reported under “Stock Awards” column in SCT	$(117,137)	$(61,540)
Deduction for amounts reported under “Option Awards” column in the SCT	(135,338)	(152,199)
Increase for fair value of awards granted during year that remain unvested during that year	92,687	475,478
Increase for fair value of awards granted during year that vest during that year	—	—
Increase/(deduction) for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	(1,451,456)	1,751,157
Increase/(deduction) for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during year	(837,854)	1,018,965
Deduction of fair value of awards granted prior to year that were forfeited during year	—	—
Increase based upon incremental fair value of awards modified during year	—	—
Increase based on dividends or other earnings paid during year prior to vesting date of awards	—	—
TOTAL ADJUSTMENTS	$(2,449,099)	$3,031,861

(4)

Adjustments to Determine Compensation to non-PEO NEO	2022	2021
Deduction for amounts reported under “Stock Awards” column in SCT	$(56,428)	$(38,360)
Deduction for amounts reported under “Option Awards” column in the SCT	(69,069)	(73,553)
Increase for fair value of awards granted during year that remain unvested during that year	42,611	217,434
Increase for fair value of awards granted during year that vest during that year	—	—
Increase/(deduction) for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	(438,884)	834,165
Increase/(deduction) for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during year	(705,228)	1,112,679
Deduction of fair value of awards granted prior to year that were forfeited during year	—	—
Increase based upon incremental fair value of awards modified during year	—	—
Increase based on dividends or other earnings paid during year prior to vesting date of awards	—	—
TOTAL ADJUSTMENTS	$(1,226,998)	$2,052,365

We provide our PEO and other NEO with the opportunity to earn incentive awards in the form of restricted stock and stock options under a performance-based incentive pay program, based on achievement of individual goals and the Company’s achievement of milestones that advance our core business strategies. The Company believes that the use of equity awards in our performance-based incentive pay program serves to align our PEO’s and NEO’s interests with our shareholders’ interests in the long term. The Company generally seeks to incentivize long-term performance and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. Thus, the compensation actually paid for our NEOs may not be correlated with the Company’s total shareholder return or net income (loss) for any given year, including the years set forth in the table, as the market price of our common stock is affected by many factors and may not reflect the achievement of milestones under our performance-based incentive pay program. However, because a significant portion of our NEOs’ total compensation is in the form of equity, compensation actually paid values for our PEO and other NEO (as calculated in accordance with Item 402(v) of Regulation S-K) is strongly aligned with our total shareholder return. In fiscal 2021, compensation actually paid was higher than the Summary Compensation table total compensation for our PEO and other NEO, primarily due to our strong total shareholder return performance during the year. The opposite was true for fiscal 2022, primarily due to a decline in our total shareholder return.

The graphs below compare the compensation actually paid to our PEO and the compensation paid to our remaining NEO, with (i) our cumulative total shareholder return, (ii) our net income, and (iii) our EBITDA, in each case, for the fiscal years ended December 31, 2022 and 2021.

Employment Agreements and Change in Control Arrangements

Current Executive Officers

On December 11, 2018, Mr. Holt entered into a new employment letter agreement (replacing an earlier employment letter agreement) with the Company for a term of one year, effective on January 1, 2019, and automatically renewable for successive one-year terms unless terminated by either party. Mr. Holt received a base annual salary of $410,000, which has been increased from time to time and was last increased to $418,200 retroactive to March 8, 2021, and a yearly bonus under the Company’s Executive Short-Term Incentive Plan (the “Executive STIP”), as described below. Mr. Holt is also eligible to participate in the Company’s incentive stock plan and any other future long-term incentive plans, subject to the terms and eligibility requirements of any such plans and at the discretion of the Company’s Board of Directors or Compensation Committee in making awards under such plans. Mr. Holt is entitled to an annual award under the stock plan equal to 65% of his base salary, which vests in four equal annual installments on each of the first four anniversaries of the grant date. The award is granted at the same time that other employees receive their long-term incentive grants. Equity awards outstanding at December 31, 2022 that have been granted to Mr. Holt in connection with his employment are shown in the table below.

Upon the Company’s termination of Mr. Holt’s employment without “cause” (as defined in the employment letter), subject to the Company and Mr. Holt entering into a separation agreement containing customary provisions, the Company will continue to pay Mr. Holt his then current base salary for a period of twelve months after the date of termination and any bonus payments he may have earned prior to the date of termination. The Company has no obligation to pay Mr. Holt any bonus amounts accruing in periods following the date of his termination.

In addition, Mr. Holt has the right to continue to participate in the Company’s group health insurance program under COBRA continuation coverage during the statutory continuation period following his termination date, the first six months of which will be paid by the Company and the balance by Mr. Holt. If termination is in connection with a Change of Control (as defined in the employment letter), only the first three months will be paid by the Company.

On November 6, 2018, Mr. Singleton entered in an employment letter agreement with the Company for a term of one year, automatically renewable for successive one-year terms unless terminated by either party. Under the employment letter, Mr. Singleton received a base annual salary of $225,000, which has been increased from time to time and was last increased to $315,000 retroactive to March 5, 2023. Mr. Singleton is also entitled to a yearly bonus under the Company’s Executive STIP as described below. Mr. Singleton is eligible to participate in the Company’s incentive stock plan and any other future long-term incentive plans, subject to the terms and eligibility requirements of any such plans and at the discretion of the Company’s Board of Directors or Compensation Committee in making awards under such plans. Mr. Singleton is entitled to an annual award under the stock plan equal to 50% of his base salary, which vests in four equal annual installments on each of the first four anniversaries of the grant date. The award is granted at the same time that other employees receive their long-term incentive grants. Equity awards outstanding at December 31, 2022 that have been granted to Mr. Singleton in connection with his employment are shown in the table below.

Upon the Company’s termination of Mr. Singleton’s employment without “cause” (as defined in the employment letter), subject to the Company and Mr. Singleton entering into a separation agreement containing customary provisions, the Company will continue to pay Mr. Singleton his then current base salary for a period of six months after the date of termination and any bonus payments he may have earned prior to the date of termination. The Company has no obligation to pay Mr. Singleton any bonus amounts accruing in periods following the date of his termination.

In addition, Mr. Singleton has the right to continue to participate in the Company’s group health insurance program under COBRA continuation coverage during the statutory continuation period following his termination date, the first six months of which will be paid by the Company and the balance by Mr. Singleton. If termination is in connection with a Change of Control (as defined in the employment letter), only the first three months will be paid by the Company.

Both Mr. Holt and Mr. Singleton participate in the Company’s annual Executive STIP. Participants in the Executive STIP receive payment only if the Company achieves its target EBITDA for the year in question, which is established by the Board of Directors. The Executive STIP bonus pool is combined with the bonus pool for the Non-Executive Short-Term Incentive Plan (the “Combined Pool”). The Company will not fund the Combined Pool and no award will be granted unless the amount to be allocated to the Combined Pool would equal at least 85% of the Combined Pool Maximum (the “Award Threshold”), provided that if the amount allocated to the Combined Pool is less than the Award Threshold, the Board of Directors may in its sole discretion approve and create the Combined Pool under such terms and conditions as the Board of Directors may determine. The Compensation Committee establishes the maximum amount that may be allocated to the Combined Pool, and the amount by which the actual EBITDA exceeds the target EBITDA is allocated to the Combined Pool up to the established maximum. The amount allocated to the Combined Pool is then paid to the participants in both the Executive STIP and the Non-Executive Short-Term Incentive Plan on a pro rata basis based on their respective eligibility, and in each case, up to their maximum targeted STIP award. Mr. Holt’s targeted STIP award may not exceed 65% of his base salary. Mr. Singleton’s award may not exceed 50% of his base salary (up from 40% in 2022).

Notwithstanding the foregoing, in the event that the actual EBITDA for the year in question after the funding of the maximum amount allocated to the Combined Pool as described in the previous paragraph (“Revised EBITDA”) exceeds the target EBITDA, the maximum targeted STIP award for Mr. Holt would increase to 81.25% of his base salary and the maximum targeted STIP award for Mr. Singleton would increase to 62.5% of his base salary. In that event, 25% of each dollar by which Revised EBITDA exceeds the budgeted EBITDA is added to the Combined Pool and allocated to the participants in both the Executive STIP and the Non-Executive Short-Term Incentive Plan on a pro rata basis based on their respective eligibility, and in each case, up to their maximum targeted STIP award, as adjusted.

Both Mr. Holt and Mr. Singleton are also parties to confidentiality, non-solicitation and non-competition agreements with the Company, pursuant to which each of them is subject to certain restrictive covenants, including non-solicitation and non-competition covenants, during the period of employment and for a period of twenty-four months after termination of employment.

Please see “Part II, Item 7, Non-GAAP Financial Measures” on page 39 of our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 10, 2023, for the reconciliation of net income to EBITDA.

Outstanding Equity Awards at 2022 Year-End

The following table provides a summary of equity awards outstanding at December 31, 2022 for each of our named executive officers.

	Option Awards(1)					Stock Awards(2)
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable		Option exercise price	Option expiration date	Number of shares of stock that have not vested		Market value of shares that have not vested
Peter D. Holt	95,000	—	(3)	$3.14	5/3/2026
	50,000	—	(4)	$2.23	7/11/2026
	20,003	—	(5)	$3.88	5/9/2027
	15,000	—	(6)	$5.51	11/10/2027
	21,614	—	(7)	$8.25	8/7/2028
	26,038	8,680	(8)	$12.02	3/5/2029
	10,996	10,996	(9)	$14.68	3/3/2030
	2,081	6,246	(10)	$45.39	3/2/2031
	—	—		—	—	12,180	(11)	$170,267
Jake Singleton	10,000	—	(12)	$4.10	3/14/2026
	20,000	—	(13)	$2.24	8/9/2026
	10,473	—	(14)	$3.88	5/9/2027
	10,000	—	(15)	$5.51	11/10/2027
	3,242	—	(16)	$8.25	8/7/2028
	35,000	—	(17)	$7.10	11/6/2028
	5,028	5,029	(18)	$14.68	3/3/2030
	952	2,856	(19)	$45.39	3/2/2031
	—	—		—	—	4,885	(20)	$68,292

(1)	Outstanding stock options at December 31, 2022 become exercisable in accordance with the vesting schedule below. Each option award expires on the ten-year anniversary of the grant date.
(2)	Restricted stock awards at December 31, 2022 become vested in accordance with the vesting schedule below. Per share market value at December 31, 2022 and December 31, 2020 was $13.98 and $65.69, respectively.
(3)	Options to acquire 95,000 shares were granted on May 3, 2016, and vested in full on May 3, 2020.
(4)	Options to acquire 50,000 shares were granted on July 11, 2016, and vested in full on July 11, 2020.
(5)	Options to acquire 20,003 shares were granted on May 9, 2017, and vested in full on March 31, 2018.
(6)	Options to acquire 15,000 shares were granted on November 10, 2017, and vested in full on November 10, 2021.
(7)	Options to acquire 21,614 shares were granted on August 7, 2018, and vested in full on August 7, 2022.
(8)	Options to acquire 34,718 shares were granted on March 5, 2019, and one-quarter (25%) of the option shares vest on each of the first four anniversaries of the grant date.
(9)	Options to acquire 21,992 shares were granted on March 3, 2020, and one-quarter (25%) of the option shares vest on each of the first four anniversaries of the grant date.
(10)	Options to acquire 8,327 shares were granted on March 2, 2021, and one-quarter (25%) of the option shares vest on each of the first four anniversaries of the grant date.
(11)	Restricted stock awards of 6,630 shares, 2,001 shares, 5,027 shares, and 6,140 shares were granted on February 28, 2022, March 2, 2021, March 3, 2020, and March 5, 2019, respectively, and one-quarter (25%) of the restricted shares vest on each of the first four anniversaries of the grant date.
(12)	Options to acquire 10,000 shares were granted on March 14, 2016, and vested in full on March 14, 2020.
(13)	Options to acquire 20,000 shares were granted on August 9, 2016, and vested in full on August 9, 2020.
(14)	Options to acquire 10,473 shares were granted on May 9, 2017, and vested in full on May 9, 2021.
(15)	Options to acquire 10,000 shares were granted on November 10, 2017, and vested in full on November 10, 2021.
(16)	Options to acquire 3,242 shares were granted on August 7, 2018, and vested in full on August 7, 2022.
(17)	Options to acquire 35,000 shares were granted on November 6, 2018, and vested in full on November 6, 2022.
(18)	Options to acquire 10,057 shares were granted on March 3, 2020, and one-quarter (25%) of the option shares vest on each of the first four anniversaries of the grant date.
(19)	Options to acquire 3,808 shares were granted on March 2, 2021, and one-quarter (25%) of the option shares vest on each of the first four anniversaries of the grant date.
(20)	Restricted stock awards of 3,048 shares, 915 shares, and 2,299 shares were granted on February 28, 2022, March 2, 2021, and March 3, 2020, respectively, and one-quarter (25%) of the restricted shares vest on each of the first four anniversaries of the grant date.

Equity Compensation Plan Information

We grant stock-based awards under our 2014 Incentive Stock Plan (the “2014 Plan”). The shares issued as a result of stock-based compensation transactions generally have been funded with the issuance of new shares of our common stock. The following table summarizes information about our equity compensation plans as of December 31, 2022. All outstanding awards relate to our common stock.

Plan Category	(a) Number of securities to be issued upon exercise of options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a))
Equity compensation plans approved by security holders	531,923	$9.20	185,428
Equity compensation plans not approved by security holders	Nil	Nil	Nil
Total	531,923	$9.20	185,428

(1)	The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding stock options.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking stockholders to approve an advisory resolution on the compensation of our named executive officers as reported in this proxy statement, commonly referred to as the “say-on-pay” vote. Although the say-on-pay vote is advisory and therefore non-binding, our Board and Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. As described above in the “Executive Compensation” section of this proxy statement, our Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	Attract and retain highly qualified and productive executives.

•	Motivate executives to enhance our overall performance and profitability through the successful execution of the Company’s short-term and long-term business strategies, with an emphasis on the long-term.

•	Align the long-term interests of our executives and stockholders through ownership of the Company’s common stock by executives and by rewarding stockholder value creation.

•	Ensure that compensation opportunities are competitive.

We encourage stockholders to read the “Executive Compensation” section of this proxy statement, which provides an overview of our executive compensation policies and procedures. The Summary Compensation Table and other related compensation tables and narratives provide detailed information on the compensation of our named executive officers. Our Board and Compensation Committee believe that the policies and procedures articulated in the “Executive Compensation” section of this proxy statement are effective in achieving our goals and that the compensation of the named executive officers reported in this proxy statement has contributed to our success.

In accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2023 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2023 annual meeting of stockholders.”

As an advisory vote, this proposal is not binding on us or our Board or Compensation Committee. The outcome of this advisory vote does not overrule any decision by us or our Board or Compensation Committee, nor will it create or imply any change to our fiduciary duties or those of our Board or Compensation Committee. However, our Board and Compensation Committee value the opinions to be expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The advisory vote to approve executive compensation is held on an annual basis, at least until the next advisory vote to determine the frequency of such vote, which is expected to be in 2026.

The Board of Directors recommends that stockholders vote “FOR” the approval of the compensation of our named executive officers for 2023 on an advisory basis.

PROPOSAL 3

VOTE TO APPROVE INCREASE IN AVAILABLE SHARES UNDER THE AMENDED AND RESTATED 2014 INCENTIVE STOCK PLAN

Stockholders are being asked to consider and approve a proposal to increase the number of shares available for grants under the Amended and Restated 2014 Incentive Stock Plan (the “Amended Stock Plan”). The increase in the number of shares, if approved, will permit the Company to continue making equity-based incentive awards to its employees, directors, consultants and advisors in a manner intended to properly incentivize such individuals by aligning their interest with the interests of the Company’s stockholders. When the Amended Stock Plan was approved, the Company had reserved 1,513,000 shares for issuance of awards. The available number of shares reserved for issuance under the Amended Stock Plan was increased to 2,213,000 as approved and adopted on June 1, 2018. As of the April 11, 2023 record date for the 2023 Annual Meeting, approximately 8,237 shares remained available for future grants of awards under the Amended Stock Plan. The proposal, if approved, would increase the number of shares available for future grants under the Existing Plan by 1,200,000 shares, for a total of 3,413,000 authorized shares.

The Company is currently contemplating the following specific grants under the Amended Stock Plan, provided the increase in plan shares is approved:

•	the remaining 15% of annual grants of restricted stock awards to Director level employees and above as part of the long-term incentive grant program
•	an additional grant of a pool of restricted stock with a market value of $700,000 as of market close on the annual meeting date to certain high-performing employees
•	the annual grants of restricted stock awards to directors (which are currently anticipated to be similar in market value to the annual grants for fiscal 2022 described under “Election of Directors – Director Compensation”) will be made.

The principal purpose of the proposed increase in the number of shares under the Amended Stock Plan is to facilitate our continued ability to grant awards to key employees, directors and consultants of the Company in order to incentivize employees to remain employed by the Company, recognize and reward them for their efforts on the Company’s behalf and motivate them to contribute to the Company’s attainment of its performance objectives. Our ability to make equity-based awards helps us attract, retain and motivate key employees and directors as well as foster long-term value creation.

The Company’s Board of Directors has approved the increase in the number of shares under the Amended Stock Plan and, if the increase is approved by stockholders at the 2023 Annual Meeting, it will become immediately effective as of the date of the 2023 Annual Meeting. If stockholders do not approve the increase, the Amended Stock Plan will continue as currently in effect, but there will not be sufficient shares remaining in the Amended Stock Plan to make all of the additional grants that the Company considers advisable.

The below discussion is only a summary and does not contain all the information about the Amended Stock Plan that may be important to you. It is qualified in its entirety by the full text of the Amended Stock Plan, which reflects the proposed increase in available shares under the Amended Stock Plan for illustrative purposes. A copy of our Amended Stock Plan has been provided, concurrently with this proxy statement.

Types of Awards

The Amended Stock Plan provides for the grant of stock options, stock appreciation rights (“SARs”) (either alone or in tandem with stock options), shares of restricted stock, and restricted stock units (“RSUs”) (all of these types of grants collectively, “awards”). Stock options may be of two types: (i) incentive stock options (“ISOs”) intended to satisfy the requirements of section 422 of the Internal Revenue Code and (ii) nonstatutory stock options (i.e., options that do not qualify for special treatment under the Internal Revenue Code) (“NSOs”).

Eligibility

The Amended Stock Plan authorizes awards to be made to full-time and part-time employees of ours (or of subsidiaries of ours), to our directors and to individuals serving as consultants, with the exception that ISOs be granted only to our employees. As of December 31, 2022, there were approximately 781 employees and 6 non-employee directors who were eligible to receive grants under the Amended Stock Plan.

Number of Shares

The maximum number of shares of common stock for which awards may be granted under the Amended Stock Plan is 2,213,000 shares. If the proposed amendment is approved by our stockholders, this number will be increased to 3,413,000 shares.

In determining the shares available for awards under the plan, the shares for which stock options and SARs are granted count against this maximum on a 1-for-1 basis, and the shares for which restricted stock and RSU awards are granted count against this maximum on a 2-for-1 basis (so that each share for which a restricted stock or RSU award is granted reduces by two shares the available number of shares for which awards may be granted).

If a stock option or SAR lapses or expires unexercised or if a restricted stock or RSU award lapses, the number of shares in respect of which the stock option or SAR lapsed or expired, or twice the number of shares in respect of which the restricted stock or RSU award lapsed, is added back to the available number of shares for which awards may be granted under the plan.

Individual Limit on Awards

No person eligible for an award under the Amended Stock Plan may receive an award in any calendar year for more than 150,000 shares in the case of stock options and SARs and 150,000 shares in the case of shares of restricted stock and RSUs.

Term of the Amended Stock Plan

Our Amended Stock Plan has a 10-year term which began on May 15, 2014 and will automatically terminate in 2024, unless we terminate it sooner.

Administration

The Amended Stock Plan is administered by a committee of our Board of Directors (the “Committee”). The Committee is required to consist of two or more directors, all of whom are (i) “non-employee” directors as defined in Rule 16b-3 under the Securities Exchange Act of 1934, (ii) “independent directors” under the applicable listing standards of The NASDAQ Capital Market, and (iii) “outside directors” under §162(m) of the Internal Revenue Code. Unless the Board designates a different committee, the Compensation Committee of the Board will serve as the Committee (as long as all of the members of the Compensation Committee qualify).

Subject to the terms of the Amended Stock Plan, the Committee has the authority to select the eligible persons to whom awards are to be granted and to determine the time, type, number of shares, vesting, restrictions, limitations and other terms and conditions of each award.

Performance Goals

The Committee may condition the vesting of any award under the plan on the attainment of one or more performance goals relating to the Company as a whole or to a division or subsidiary. Performance goals may differ among employees and from award to award. The performance goals that the Committee specifies may relate to: earnings per share; earnings before interest, taxes, depreciation and amortization; revenues; income from operations; return on invested capital; return on assets; internal rate of return; return on stockholders’ equity; and total return to stockholders.

Options and SARs

Award of Options and SARs

The Amended Stock Plan permits the award of options to purchase shares of our common stock and the award of SARs. An SAR entitles the holder to receive the appreciation in value over a specified period of the number of shares of our common stock for which the SAR is awarded. The holder of the SAR receives in settlement of the SAR an amount (either in cash or shares of our stock, or a combination of the two) equal to the excess of the fair market value of a share of our stock on the date of exercise of the SAR over the base price of the SAR, multiplied by the SAR’s number of shares.

Exercise Price

The Committee determines the exercise price of each option or SAR granted under the Amended Stock Plan, but the exercise price per share may not be less than the closing price of a share of our common stock on the date of grant.

Term

The Committee determines the term of each option or SAR at the time of the grant, which may not exceed 10 years.

Vesting

The Committee specifies the time or times when each option or SAR becomes vested (i.e., exercisable). Vesting may be based on the holder’s continued service or on the satisfaction of specified performance goals or other conditions. The Committee may accelerate the vesting of an option or SAR at any time.

Any unvested portion of an option or SAR held by an employee expires on termination of employment, except if termination is due to death, in which case the option or SAR becomes fully vested.

Exercisability

Once vested, an option or SAR remains exercisable for its term, subject to early expiration in certain circumstances. A terminated recipient may exercise the vested portion of his or her option or SAR for the period of time stated in the award agreement. Generally, the option or SAR will remain exercisable for 90 days following termination, except if termination is due to death, in which case the option or SAR remains exercisable for 1 year following termination. In no event, however, may any option or SAR be exercised later than the expiration of its term.

In general, any stock options or SARs that the Committee grants to employees vest in four annual installments of 25% of the option shares or SARs on each anniversary of the option grant date.

Manner of Exercise

The holder of an option may exercise the vested portion of the option by giving written notice to the Committee, specifying the number of shares of common stock for which the option is being exercised and tendering payment of the exercise price. The exercise price is payable in cash or, if permitted by the Committee, either in the underlying award agreement or at the time of exercise, by (i) delivering shares of our stock having a fair market value equal to the exercise price, (ii) directing us to withhold, from the shares otherwise issuable upon exercise of the option, shares of stock having a fair market value equal to the exercise price, (iii) an open-market broker-assisted sale pursuant to which we receive a portion of the sales proceeds equal to the exercise price, or (iv) any combination of these methods or any other method that the Committee authorizes.

No Repricing

Options and SARs may not be repriced unless the repricing is approved by our stockholders.

Special Limitations on ISOs

To the extent that the aggregate fair market value of the underlying shares of all ISOs that become exercisable by an individual for the first time in any calendar year exceeds $100,000, the options will be treated as NSOs.

Transferability

No option or SAR may be transferred, assigned or pledged, except at death in accordance with the decedent’s will or the applicable laws of intestacy, or as provided in the underlying award agreement or as the Committee otherwise permits, or if (i) the transferee is a revocable trust that the employee established for estate planning reasons (in respect of which the employee is treated as the owner for federal income tax purposes) or (ii) the transferee is the spouse of the employee or a child, step-child, grandchild, parent, sibling or child of a sibling of the employee (each an eligible transferee), a custodian for an eligible transferee under any Uniform Transfers to Minors Act or Uniform Gifts to Minors Act or a trust for the primary benefit of one or more eligible transferees.

Award to Outside Directors

While our Amended Stock Plan provides for the automatic grant, on the election or re-election of each non-employee director to our board of directors, of a nonstatutory stock option for 10,000 shares, our Board adopted a policy on August 8, 2016, as amended on August 8, 2017, which discontinues this option grant. The policy instead provides for a grant to each non-employee director, upon his or her election or re-election as a director, of a number of shares of restricted stock equal to $50,000, divided by the closing price of our stock on his or her election or re-election date. This restricted stock vests on the earlier to occur of the first anniversary of the grant or the next annual meeting of stockholders.

Restricted Stock and RSUs

Award of Restricted Shares and RSUs

Our Amended Stock Plan permits the award of restricted shares and RSUs. An award of restricted shares is an award of shares of our common stock, subject to vesting requirements, restrictions on transfer and other terms and conditions as the Committee determines. An RSU award entitles the holder to receive a payment (either in cash or shares of our stock, or a combination of the two) equal to the value of a share of our common stock at the time of payment multiplied by the number of shares subject to the award.

Vesting

The Committee specifies the time or times when the restricted shares or RSUs become vested (i.e., no longer subject to forfeiture). Vesting may be based on continued service or on the satisfaction of specified performance goals or other conditions. The Committee may accelerate the vesting of the restricted shares or RSUs at any time.

Any unvested portion of an award of restricted shares or RSUs to an employee expires on termination of employment, except if termination is due to death, in which case the restricted shares or RSUs become fully vested.

Transferability of Awards

Unless otherwise determined by the Committee, unvested restricted shares and RSU awards generally may not be transferred. After vesting, restricted shares may still remain subject to restrictions on transfer under applicable securities laws and any restrictions imposed by the award agreement.

Adjustments Upon Change in Control

Our Amended Stock Plan provides for “double trigger” vesting of grants made under the Plan on or after March 3, 2020 to the extent not otherwise provided in an award agreement or individual severance or employment agreement. Pursuant to the Amendment, if, in connection with a “change of control” (as defined in the Plan) involving a sale of assets of the Company or a merger or other corporate transaction, an acquirer of the Company assumes, continues or substitutes similar grants of the surviving corporation (or parent or subsidiary of the surviving corporation) on an economically-equivalent basis, and the applicable participant’s employment terminates without “cause” or for “good reason” (each, as defined in the Amendment) within one year following the change of control, then upon such termination, the grants will automatically accelerate and become fully vested (based on pro-rated performance metrics through such date, if such grants are subject to performance conditions). If, in the change of control, the acquirer of the Company does not assume, continue or substitute similar grants, the grants will be subject to “single trigger” vesting and will vest immediately upon the change of control. If, in connection with a change of control not involving a sale of assets of the Company or a merger or other corporate transaction, an applicable participant’s employment terminates without “cause” or for “good reason” within one year following the change of control, then upon such termination the grants will automatically accelerate and become fully vested. Grants made prior to March 3, 2020 were subject to “single trigger” vesting upon a change of control, except as may have otherwise been specifically provided in an award agreement.

Amendment and Termination of the Amended Stock Plan

Our Board of Directors has the authority to amend, suspend or terminate the Amended Stock Plan provided it does not impair the rights of the holder of any outstanding award. Any amendment to the Amended Stock Plan that would materially increase the number of shares of our common stock for which awards may be granted requires the approval of our stockholders.

U.S. Federal Income Tax Consequences

Stock Options

The U.S. federal income tax treatment of ISOs and NSOs is significantly different.

The grant of an ISO or NSO will not result in any federal income tax consequences to the holder of the option or to us.

The exercise of an ISO will not result in any regular income tax to the holder of the option or any income tax consequences to us. The exercise of an ISO, however, may affect the holder's alternative minimum tax liability. Unless the shares acquired upon exercise of the ISO are disposed of in the same year, the holder's alternative minimum taxable income will be increased in an amount equal to the excess of (i) the fair market on the date of exercise of the shares acquired over (ii) the exercise price of the ISO.

The exercise of a NSO will result in ordinary income to the holder in an amount equal to the excess of (i) the fair market value on the date of exercise of the shares acquired over (ii) the exercise price of the NSO. We will be entitled to an income tax deduction in the same amount. If, however, payment of the exercise price of the NSO is made by delivering shares of our common stock that the holder already owns, a number of new shares equal to the number of shares delivered in payment of the exercise price will be considered to have been received in a tax-free exchange, and the holder’s basis and holding period for those new shares will be equal to holder’s basis and holding period for the shares delivered in payment. The holder will realize ordinary income equal to the fair market value on the date of exercise of the balance of the new shares received upon exercise of the NSO, and the holder’s basis in those new shares will be equal to the ordinary income realized and his or her holding period in respect of those shares will begin on the date of exercise of the NSO. In either situation, we will be entitled to an income tax deduction corresponding to the holder’s ordinary income.

Gain on the sale of shares acquired upon the exercise of an ISO is measured by the excess of (i) the amount realized on the sale of the shares over (ii) the exercise price of the ISO. If the shares acquired upon the exercise of an ISO are not sold either within one year from the date of exercise or two years from the grant date of the ISO, the holder's gain on the sale of the shares will be treated as long-term capital gain. If the shares are sold within either of these periods, a portion of the holder's gain will be treated as ordinary income and the balance, if any, will be treated as short-term or long-term capital gain (depending upon whether the shares were held for more than one year). The portion treated as ordinary income is equal to the excess of (i) the lesser of (a) the fair market value on the date of exercise of the shares sold or (b) the amount realized on the sale of the shares, over (ii) the exercise price of the ISO. We will be entitled to an income tax deduction in the year of sale in an amount equal to the portion of the holder's gain treated as ordinary income.

Gain on the sale of shares acquired upon exercise of a NSO is measured by the excess of (i) the amount realized on the sale of the shares over (ii) the holder's adjusted basis in those shares. The holder's adjusted basis is the sum of (i) the exercise price of the NSO and (ii) the ordinary income realized upon the exercise of the NSO. The holder's gain on the sale of the shares will be treated as long-term or short-term capital gain (depending upon whether the shares were held for more than one year).

The holder of a SAR will not recognize taxable income when the SAR is granted. Upon exercise of the SAR, the amount paid in settlement, whether in cash or shares of our common stock, will be taxed as ordinary income to the holder. We will be entitled to a corresponding income tax deduction.

In the case of a tandem SAR, the tax consequences upon exercise of the SAR will be the same if the holder elects to surrender the related stock option. If the holder instead elects to exercise the tandem stock option and the SAR is automatically cancelled, the cancellation of the SAR will not be taxable to the holder.

Restricted Stock Awards

An award of shares of restricted stock is not generally a taxable event. The holder of an award of restricted shares will realize ordinary income each year in which the award vests in an amount equal to the fair market value at the time of vesting of the shares that vest. We will be entitled to a corresponding income tax deduction. The holder’s basis in those shares will be the amount of his or her ordinary income, and any gain or loss recognized on a subsequent sale of those shares will be treated as short-term or long-term capital gain (depending upon whether the shares were held for more than one year).

RSUs

An award of RSUs units is not generally a taxable event. The holder of a RSU award will realize ordinary income each year in which units vest in an amount equal to the amount paid in settlement of the vested units, whether paid in cash or shares of our common stock. We will be entitled to a corresponding income tax deduction. The holder’s basis in any shares paid in settlement will be the amount of his or her ordinary income, and any gain or loss recognized on a subsequent sale of those shares will be treated as short-term or long-term capital gain (depending upon whether the shares were held for more than one year).

New Plan Benefits under the Amended Stock Plan, as Amended

The grant of options, restricted stock and other awards under the Amended Stock Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group. The following table sets forth information with respect to the number shares of restricted stock that will be granted to the named officers and specified groups, subject to and upon stockholder approval of this Proposal 3.

Name and position	Dollar value ($)	Number of units(4)
Peter D. Holt, President & CEO(1)(3)	$90,775
Jake Singleton, CFO(1)	22,500
All Executive Officers (2 persons)(1)	113,275
All Non-Executive Directors (5 persons)(3)	250,000
All Non-Executive Employees (X persons)(1)(2)	700,000

(1)	the remaining 15% of annual grants of restricted stock awards to Director level employees and above as part of the long-term incentive grant program
(2)	an additional grant of a pool of restricted stock with a market value of $700,000 as of market close on the annual meeting date to certain high-performing employees
(3)	the annual grants of restricted stock awards to directors, with a market value of $50,000 for each newly-elected director as of market close on the annual meeting date, will be made (see “Election of Directors – Director Compensation”).
(4)	We are unable to calculate the number of shares that will be granted at this time. The number of shares granted will be the dollar value listed divided by the closing price of our shares on May 25, 2023, the date of the Annual Meeting.

The Board of Directors recommends that stockholders vote “FOR” approval of an amendment to the Company’s Amended and Restated 2014 Incentive Stock Plan to increase the number of shares reserved for issuance under the Plan by 1,200,000 shares.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have appointed BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023. BDO is the current independent auditor for the Company and was first appointed as such on March 29, 2021. Representatives of BDO are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Audit Fees

The aggregate fees billed by BDO for professional services rendered in connection with the audits of our annual financial statements during the fiscal years ended December 31, 2022 and 2021 was $582,868 and $804,152, respectively.

Audit-Related Fees

The aggregate fees billed by BDO for professional services rendered in connection with the audit of our 401(k) plan, FDD review and other audit-related services during the fiscal year ended December 31, 2022 and 2022 was $32,650 and $20,400, respectively.

Tax Fees

There were no fees billed by BDO for tax compliance, tax advice and tax planning services provided to us during the fiscal years ended December 31, 2022 and 2021, respectively.

All Other Fees

BDO did not provide any services to us during the fiscal years ended December 31, 2022 and 2021, respectively, other than for professional services rendered in connection with the audits of our annual financial statements and the audit related services noted above.

In accordance with policies adopted by the Audit Committee of our Board of Directors, all audit and non-audit related services to be performed for us by our independent public accountants must be approved in advance by the Committee.

Ratification of the appointment of BDO as our independent registered public accounting firm will require the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. If our stockholders do not ratify the appointment of BDO, our Board of Directors may reconsider their appointment.

Change In Principal Accountant

As previously reported, on March 29, 2021, the Audit Committee and the Board of Directors approved the dismissal of Plante Moran as its independent registered public accounting firm.

The audit reports of Plante Moran on the Company’s financial statements for the fiscal years ended December 31, 2020 and 2019 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2020 and 2019 and through the subsequent interim period preceding Plante Moran’s dismissal, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between the Company and Plante Moran on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Plante Moran, would have caused it to make reference thereto in its reports on the Company’s financial statements for such fiscal years.

During the fiscal years ended December 31, 2020 and 2019 and through the subsequent interim period preceding Plante Moran’s dismissal, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation SK, except for the material weakness in the Company’s internal control over financial reporting previously reported in Part II, Item 9A “Controls and Procedures,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which material weakness was remediated, as disclosed in the Company’s Annual Report on 10-K for the year ended December 31, 2020. The material weakness related to ineffective information technology general controls (ITGCs) in the areas of user access, information security policies, and program change-management over certain information technology (IT) systems that support the Company’s financial reporting processes. The material weakness was discussed with the Audit Committee of the Company, and the Company authorized Plante Moran to respond fully to inquiries of the successor accountant concerning the material weakness.

The Company previously provided Plante Moran with a copy of the disclosures made in the Form 8-K filed by the Company on March 30, 2021 in response to Item 304(a) of Regulation S-K and requested that Plante Moran furnish the Company with a copy of its letter addressed to the SEC, pursuant to Item 304(a)(3) of Regulation S-K, stating whether or not Plante Moran agrees with the statements related to them made by the Company in the Form 8-K. A copy of Plante Moran's letter to the SEC dated March 30, 2021 was attached as Exhibit 16.1 to the Company’s Form 8-K filed on March 30, 2021.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

GENERAL INFORMATION

Why did I receive this proxy statement and other materials?

The Board of Directors of The Joint Corp. is soliciting proxies to vote shares of our stock at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 25, 2023, at 9:00 a.m. Mountain Standard Time at our executive offices located at 16767 N. Perimeter Drive, Suite 110, Scottsdale, Arizona 85260.

This proxy statement and our annual report to stockholders (which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2022) were first made available to stockholders on or about April 21, 2023. Although both are made available together, our annual report to stockholders is not part of this proxy statement.

What will stockholders vote on at the Annual Meeting?

Stockholders will vote on the following matters at the Annual Meeting:

•	the election to the Board of the six nominees for director named in this proxy statement (Proposal 1),
•	approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2),
•	approval of an increase in the shares available under the Company’s Amended and Restated 2014 Incentive Stock Plan (Proposal 3).
•	ratification of the appointment of BDO as our independent registered public accounting firm for 2023 (Proposal 4), and
•	any other matter that properly comes before the meeting.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	FOR each of the six nominees for election to the Board (Proposal 1),
•	FOR the approval of the compensation of our named executive officers for 2023 on an advisory basis (Proposal 2),
•	FOR the approval to amend the Company’s Amended and Restated 2014 Incentive Stock Plan to increase the number of shares reserved for issuance under the Plan by 1,200,000 shares (Proposal 3)
•	FOR ratification of the appointment of BDO as our independent registered public accounting firm for 2023 (Proposal 4).

Who may vote at the Annual Meeting?

Only stockholders of record as of the close of business on April 11, 2023 are entitled to vote at the Annual Meeting. Each outstanding share of common stock as of the record date is entitled to one vote on all matters that come before the meeting. There is no cumulative voting. As of the record date of April 11, 2023, there were 14,669,310 shares of our common stock outstanding.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

If your shares are registered directly in your name with our stock registrar and transfer agent, Continental Stock Transfer and Trust Company, you are considered the stockholder of record for those shares and have the right to vote those shares directly. You may vote in person at the Annual Meeting or by proxy.

If your shares are held in an account at a brokerage firm, bank or other nominee (for convenient reference, a “broker”), you are considered the beneficial owner of those shares, which are said to be held in “street name,” and the broker is considered the stockholder of record for voting purposes. As the beneficial owner, you cannot vote the shares in your account directly, but you have the right to instruct the broker how to vote them.

As a beneficial owner, you are invited to attend the Annual Meeting, but because you are not a stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a valid proxy from your broker.

If I am a stockholder of record, how do I vote?

You may vote online, by smartphone/tablet, or by completing and signing the proxy card included in the materials and returning it in the postage-paid envelope provided (which must be received before those voting facilities are closed at 7:00 p.m. Eastern Daylight Time on May 24, 2023), or you may vote in person at the Annual Meeting. Votes submitted electronically online or by smartphone/tablet must be received by 11:59 p.m., Eastern Daylight Time, on May 24, 2023.

If I am a beneficial owner of shares held in street name, how do I instruct my broker how to vote?

If you are a beneficial owner of our stock, you may instruct your broker how to vote by following the instructions in the notice provided to you by your broker.

What happens if I am a stockholder of record and sign and return the proxy card but do not make any voting choices?

The proxy holders (the persons named as proxies) will vote your shares in accordance with the Board’s voting recommendations for Proposals 1, 2, 3 and 4. See “What are the Board’s voting recommendations?” above.

We do not expect that any other matters will properly come before the Annual Meeting. If, however, any other matters do come before the meeting, the proxy holders will vote your shares in accordance with their judgment.

What happens if I am a beneficial owner of shares held in street name and do not give voting instructions to my broker?

Under the stock exchange and other rules governing brokers who are voting shares held in street name, brokers have authority to vote those shares at their discretion on routine matters but may not vote those shares on non-routine matters.

A “broker non-vote” occurs when your broker returns a proxy card for your shares held in street name but does not vote on a particular matter because (i) the broker has not received voting instructions from you and (ii) the broker does not have authority to vote on the matter without instructions because the matter is of a non-routine nature.

Which items to be voted on at the Annual Meeting are “routine” and which are “non-routine”?

The ratification of the appointment of our independent registered public accounting firm (Proposal 4) is considered a routine matter under the relevant rules. The election to the Board of the six nominees for director (Proposal 1), the advisory vote on the compensation of our named executive officers (Proposal 2) and the vote to amend the amended and restated 2014 Equity Incentive Stock Plan (Proposal 3) are considered non-routine matters.

What is the quorum required for the Annual Meeting?

Holders of a majority of our outstanding shares entitled to vote at the Annual Meeting who are present in person or represented by proxy will constitute a quorum to conduct business at the meeting.

If you are a stockholder of record and vote your shares by proxy, your shares will be counted for purposes of determining whether a quorum is present even if your voting choice is to abstain. Similarly, if you are a beneficial owner of shares held in street name and do not give voting instructions to your broker, your shares will be counted for purposes of determining whether a quorum is present if your broker votes your shares on any routine matter.

What are my choices in voting on the matters to be voted on at the Annual Meeting?

On Proposal 1, you may vote “For” or “Against” each individual nominee or “Abstain” from voting on the nominee’s election.

On Proposal 2, you may vote “For” or “Against” approval, on an advisory basis, of the compensation of our named executive officers or “Abstain” from voting.

On Proposal 3, you may vote “For” or “Against” approval, to amend the Company’s Amended and Restated 2014 Incentive Stock Plan to increase the number of shares reserved for issuance under the Plan by 1,200,000 shares or “Abstain” from voting.

On Proposal 4, you may vote “For” or “Against” the ratification of the appointment of our independent registered public accounting firm or “Abstain” from voting.

What are the voting requirements to approve the matters to be voted on at the Annual Meeting?

•	Proposal 1 (election of directors): Each nominee for election as a director must receive more “For” votes than “Against” votes in order to be elected as a director. Abstentions and broker non-votes will not be included in the vote tally and will not have any effect on the voting.

•	Proposal 2 (vote, on an advisory basis, of the named executive officer compensation): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions will have the same effect as a vote “Against.” Brokers do not have discretionary authority to vote on this proposal. Broker non-votes, therefore, will have no effect on the proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

•	Proposal 3 (vote to increase the number of shares reserved for issuance under the Company’s Amended and Restated 2014 Incentive Stock Plan): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions will have the same effect as a vote “Against.” Brokers do not have discretionary authority to vote on this proposal. Broker non-votes, therefore, will have no effect on the proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

•	Proposal 4 (ratification of the appointment of our independent registered public accounting firm): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions will have the same effect as a vote “Against.” Brokers will have discretionary authority to vote Proposal 4, and therefore there will not be any broker non-votes on this matter.

Can I change my vote after I have voted?

If you are a stockholder of record, you may change your vote by returning a new, properly completed proxy card bearing a later date than the date of your original proxy card (before those voting facilities are closed at 7:00 p.m. Eastern Daylight Time on May 24, 2023).

In addition, you may revoke your proxy by attending the Annual Meeting in person and requesting to vote. Attendance at the meeting in person will not, by itself, revoke your proxy. You may also revoke your proxy any time before the final vote at the Annual Meeting by filing a signed notice of revocation with the Secretary of the Company at 16767 N. Perimeter Drive, Suite 110, Scottsdale, AZ 85260.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions to your broker as indicated in the notice provided to you by your broker.

How can I find out the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of elections and reported in a current report on Form 8-K, which we will file with the SEC within four business days following the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

We will bear the cost of this proxy solicitation. Some of our officers and employees may solicit proxies by personal conversations, telephone, regular mail or email, but they will not receive any additional compensation for doing so. We will reimburse brokers and others for their reasonable charges and expenses in forwarding our proxy materials to stockholders who are beneficial owners of shares of our stock.

How can I attend the Annual Meeting?

The Annual Meeting will be held on Thursday, May 25, 2023 at 10:00 a.m. Mountain Standard Time at our corporate offices in Scottsdale, Arizona (16767 N. Perimeter Dr., Suite 110, Scottsdale, AZ 85260).

ANNUAL REPORT

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC, has been provided, concurrently with this proxy statement, to all stockholders entitled to notice of, and to vote at, the Annual Meeting. We will furnish to stockholders, upon written request and payment of a reasonable fee not to exceed our costs, copies of exhibits to our annual report on Form 10-K. Written requests should be sent to Investor Relations, The Joint Corp., 16767 N. Perimeter Drive, Suite 110, Scottsdale, Arizona 85260. Copies of this proxy statement and our Form 10-K as filed with the SEC are available in pdf format on our website, ir.thejoint.com/sec-filings. Copies of this proxy statement and our Form 10-K also may be accessed directly from the SEC’s website, www.sec.gov.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs.

Brokers with account holders who are The Joint Corp. stockholders may be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to The Joint Corp., Attention: Investor Relations, 16767 N. Perimeter Drive, Suite 110, Scottsdale, AZ, 85260 or call Investor Relations at (480) 245-5960, and one will be promptly provided. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

As of the date of this proxy statement, management is unaware of any matter for action by stockholders at the meeting other than those described in the accompanying notice. The enclosed proxy, however, will confer discretionary authority with respect to any other matter that may properly come before the annual meeting, or any adjournment thereof. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2024 ANNUAL MEETING (WITH DEADLINES)

•	Stockholder Proposals and Director Nominees to be Considered for Inclusion in our Proxy Materials

Any stockholder who wishes to present a proposal for consideration at our 2024 Annual Meeting of Stockholders, and to have the proposal be considered for inclusion in our proxy statement for the meeting, must submit the proposal to us on or before December 27, 2023. Stockholder proposals for inclusion in our proxy statement must comply with Rule 14a-8 of the SEC in order to be included.

Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2024 Annual Meeting of Stockholders must comply with the requirements of proxy access as set forth in our bylaws. The stockholder or group of stockholders who wishes to submit director nominees pursuant to proxy access must deliver the proper notice to the Secretary of the Company no earlier than November 27, 2023, and no later than December 27, 2023.

•	Other Stockholder Proposals and Director Nominations Under the Advance Notice Bylaws Provisions

In accordance with the advance notice provisions of our bylaws, any stockholder who wishes to present a proposal or to nominate a candidate for election from the floor for consideration at our 2024 Annual Meeting of Stockholders, without inclusion of such matters in our proxy materials, must submit proper notice to us no earlier than January 26, 2024, and no later than the close of business on February 25, 2024, and must otherwise comply with the requirements in our bylaws.

In order for stockholders to give timely notice of nominations for directors for inclusion on a universal proxy card, notice must be submitted by the same advance notice deadlines disclosed above, and such stockholders must comply with the additional requirements of Rule 14a-19(b) of the Exchange Act.

Notice of stockholder proposals and director nominations (whether through proxy access or otherwise) should be sent to Secretary, The Joint Corp., 16767 N. Perimeter Drive, Suite 110, Scottsdale, Arizona 85260.

The foregoing information does not purport to be a complete description of all of the provisions of our bylaws pertaining to stockholder proposals and director nominations.

A copy of our bylaws is available at https://ir.thejoint.com/governance-docs or may be obtained upon request directed to the Secretary at the foregoing address.

Proposed Amendment to The Joint Corp. Amended and Restated 2014 Incentive Stock Plan

The first sentence of Section 4.3, Maximum Number of Shares, of the Amended and Restated 2014 Incentive Stock Plan, as amended (the “Plan”), is hereby deleted in its entirety and replaced with the following:

The maximum total number of shares of common stock for which Awards may be granted under this Plan is 3,413,000 shares.

Approved by the Board of Directors of The Joint Corp. on April 20, 2023, subject to approval by the stockholders

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Amendment to The Joint Corp. Amended and Restated 2014 Incentive Stock Plan

(effective with respect to Awards issued on or after November 2, 2021)

1.   The following shall be added to Article 2 of the Amended and Restated 2014 Incentive Stock Plan, as amended (the “Plan”), immediately following the definition of “SAR Award”:

Section 16 Officer means an “officer” as defined by Rule 16a-1 promulgated under the Exchange Act.

2.   The first paragraph of Section 3.2 of the Plan, is hereby deleted in its entirety and replaced with the following, effective for Awards issued on or after November 2, 2021:

Subject to the terms of the Plan, the Committee shall have the authority to select the Eligible Persons to whom Awards are to be granted and to determine the time, type, number of shares, vesting, restrictions, limitations and other terms and conditions of each Award. The Committee may, in a limited manner and from time to time, delegate authority to the Chief Executive Officer or to the Chair of the Committee to grant Awards to employees, including officers who are not deemed Section 16 Officers (defined below), of The Joint that are newly hired employees, newly promoted individuals and recipients of recognition equity awards other than awards granted in connection with annual incentive programs. Any such delegation must be made within the guidelines established by the Committee and may be subject to review by the Committee (or the Board of Directors), at the discretion of the Committee (or the Board of Directors).

Approved by the Board of Directors of The Joint Corp. on November 2, 2021.

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Amendment to The Joint Corp. Amended and Restated 2014 Incentive Stock Plan

(effective with respect to Awards issued on or after March 3, 2020)

1.   Article 8 of the Amended and Restated 2014 Incentive Stock Plan (the “Plan”) is hereby deleted in its entirety and replaced with the following, effective for Awards issued on or after March 3, 2020:

Article 8
Change of Control; Dissolution or Liquidation

The following shall apply to Awards to the extent not otherwise provided in the applicable Award Agreement or individual severance or employment agreement to which a Participant is a party (and except as is necessary to satisfy the requirements for exemption under Section 409A or the requirements of §409A of the Code to the extent applicable):

8.1       Treatment of Outstanding Awards in Event of a Change of Control that is Not a Corporate Transaction

(a)         In the event of a Change of Control that is not also a Corporate Transaction, all of a Participant’s outstanding Awards shall become fully vested and exercisable, and all vesting conditions on the shares underlying Restricted Stock Awards of a Participant shall lapse, upon the occurrence of both:

(1)	A Change of Control; and

(2)	(x) Termination by the Company of such Participant for a reason other than Cause during the Window Period; or (y) a Termination by the Participant for Good Reason during the Window Period (the date upon which both (1) and either (2)(x) or 2(y) have occurred shall be referred to as the “Double Trigger Date”).

(b)         Notwithstanding subsection (a) above, any Award (or portion of an Award) that is conditioned on the attainment of one or more Performance Goals shall vest, if at all, on the basis, of actual satisfaction of the Performance Goals as of a date reasonably proximal to the Double Trigger Date (based on pro-rated performance metrics through such date), as determined by the Committee, in its sole discretion. If an Award contains multiple performance periods, any accelerated vesting provided for hereunder shall apply only to that portion of an outstanding Award applicable to the incomplete performance period within which the Double Trigger Date has occurred. Any performance-based Award (or portion of such Award) that does not vest in accordance with the foregoing, including when the Committee, in its sole discretion, determines that actual performance is not reasonably determinable, shall be forfeited. In the case of any adjustment in an Award hereunder, the shares subject to the Award will be rounded down to the nearest whole share.

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8.2       Treatment of Outstanding Awards in Event of a Change of Control that is a Corporate Transaction

(a)       In the Event of a Change of Control that is also a Corporate Transaction, and contingent upon the consummation of the Corporate Transaction, the Committee may, in its sole discretion at or after grant of an Award and without the consent of any Participant, provide for (i) the assumption of outstanding Awards by the acquiror or successor entity (or its parent), (ii) the substitution of new awards of comparable value covering shares of an acquiror or successor entity (or its parent), with appropriate adjustments as to the number and kind of shares and purchase price, (iii) the continuation of the Awards by the Company (if the Company is the surviving corporation), or (iv) the cancellation of the Awards in accordance with subsection (b) below. Outstanding Awards do not have to be uniformly treated for all Participants.

(b)       If and to the extent that there is no assumption, substitution or continuation of Awards, then all outstanding Awards shall become fully vested and exercisable, and all vesting conditions on shares underlying Restricted Stock Awards shall lapse. Notwithstanding the forgoing, if and to the extent that there is no assumption, substitution or continuation of an Award (or portion of an Award) that is conditioned on the attainment of one or more Performance Goals, then such Award shall vest, if at all, in accordance with Section 8.1(b).

(c)       With respect to any outstanding vested and nonforfeitable Awards that are not assumed, substituted or continued, and effective only immediately before (and conditioned upon) the consummation of the Corporate Transaction:

(i)     The Committee shall take either (or both) of the following actions:

(1)	allow Participants to exercise any Awards of Options and SARs within a reasonable period prior to the consummation of the Corporate Transaction and cancel any outstanding Options or SARs that remain unexercised upon consummation of the Corporate Transaction; or

(2)	cancel any or all of such outstanding Awards in exchange for a payment with respect to each vested share subject to such canceled Award in (a) cash, (b) stock of the Company or of a corporation or other business entity that is a party to the Corporate Transaction, or (c) other property which, in any such case, shall be in an amount having a fair market value equal to the fair market value of the consideration to be paid per share of common stock in the Corporate Transaction, reduced (but not below zero) by the exercise or purchase price per share, if any, under such Award.

(ii)  In the event that an Award has an exercise or purchase price per share equal to or greater than the fair market value of the consideration to be paid per share of stock in the Corporate Transaction, then such Award shall be canceled without the payment of any consideration and shall cease to be outstanding.

(d)       Prior to any payment contemplated under this section, and pursuant to any purchase or merger agreement or other applicable transaction agreement, the Committee may require each Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards; (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of common stock, subject to any limitations or reductions as may be necessary to comply with §409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

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(e)       If and to the extent that Awards are continued, assumed or replaced under subsection (a) above and a Participant holding such an Award experiences a Termination by the Company for a reason other than Cause during the Window Period or there is a Termination by Participant for Good Reason during the Window Period, then all of such Participant’s outstanding Awards shall become fully vested and exercisable, and all vesting conditions on the shares underlying Restricted Stock Awards of such Participant shall lapse. Notwithstanding this subsection (e), any Award (or portion of an Award) that is conditioned on the attainment of one or more Performance Goals shall vest, if at all, in accordance with Section 8.1(b).

8.3       Treatment of Outstanding Awards in Event of a Dissolution or Liquidation of the Company

In the event of a proposed dissolution or liquidation of the Company (other than in connection with a Corporate Transaction), the Committee will notify Participants as soon as practicable prior to such dissolution or liquidation and provide them with the opportunity to exercise any outstanding Awards to the extent vested as of the date immediately prior to such dissolution or liquidation. Awards (or the portions thereof) that are vested but remain unexercised thereafter or that are unvested or subject to forfeiture conditions shall be canceled and cease to be outstanding. Notwithstanding the foregoing, the Committee may, in its sole discretion, cause some or all outstanding Awards to become fully vested, exercisable and/or no longer subject to forfeiture. In the event that an Award has an exercise or purchase price per share equal to or greater than the fair market value of a share of the Company’s stock (as determined by the Committee in its sole discretion), then such Award shall be canceled without notice to or payment of any consideration to the Participant and shall cease to be outstanding. The exercise, cancellation or acceleration of vesting of an Award hereunder shall be effective only immediately before the proposed dissolution or liquidation and conditioned upon its consummation.

8.4       Definitions

A “Change of Control” means an event or the last of a series of related events by which:

(a)       any Person (as that term is used in sections 13(d) and 14(d) of the Exchange Act, together with all of that person’s “affiliates” and “associates” as those terms are defined in Rule 12b-2 under the Exchange Act) directly or indirectly acquires or otherwise becomes entitled to vote stock having more than 50% of the voting power in elections for Directors; or

(b)       during any 24-month period, a majority of the members of the Board ceases to consist of Qualifying Directors. A Director shall be considered a “Qualifying Director” if he or she falls into any one of the following five categories:

(1)       a Director at the beginning of the period (“continuing Directors”); or

(2)       a Director elected to office after the start of the period by the Board with the approval of two-thirds of the incumbent continuing Directors (an “appointed Director”); or

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(3)       a Director elected to office after the start of the period by the Company’s stockholders following nomination for election by the Board with the approval of two-thirds of the incumbent continuing and appointed Directors (an “elected Director”); or

(4)       a Director elected to office after the start of the period by the Board with the approval of two-thirds of the incumbent continuing, appointed and elected Directors; or

(5)       a Director elected to office after the start of the period by the Company’s stockholders following nomination for election by the Board with the approval of two-thirds of the incumbent continuing, appointed and elected Directors; or

(c)       A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, holders of the Company’s voting securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the voting power of the outstanding securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through the ultimate parent of such entity) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction.

“Cause” means any one or more of the following: (i) the commission of any crime involving dishonesty, breach of trust or physical harm to any person, (ii) willfully engaging in conduct that is in bad faith or injurious to the Company or its business (including, for example, fraud or embezzlement), (iii) gross misconduct, whether personal or professional, which could cause harm to the business or reputation of the Company, (iv) failure to comply with the significant provisions of the Company’s policies as specified in the Employee Handbook or Code of Ethics, or as otherwise adopted by the board of directors then in effect, (v) willful and material failure to perform or observe, or gross negligence in the performance of, the Participant’s job, including the failure to follow the reasonable written directions of the person to whom the Participant reports, or (vi) any breach of covenants of confidentiality, non-competition, non-solicitation or other covenants the Participant has agreed to with the Company.

“Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving entity.

“Good Reason” means one or more of the following: (i) a material reduction during the Window Period of the Participant’s compensation where the Company has not implemented an across-the-board reduction in compensation, or in the case of Outside Directors, an across-the-board reduction in compensation of the Board; (ii) other than with respect to Outside Directors, the relocation during the Window Period (without the Participant’s prior written consent) of the Participant’s primary work site to a location greater than seventy five (75) miles from the Participant’s work site; or (iii) a material reduction during the Window Period of the Participant’s duties (without the Participant’s prior written consent) from those in effect prior to the Window Period; provided, however, that to invoke a Termination for Good Reason, (A) the Participant must provide written notice to the Company within thirty (30) days of the event believed to constitute Good Reason, which notice must be within the Window Period, (B) the Company must fail to cure such event within thirty (30) days of the receipt of such written notice, and (C) the Participant must terminate employment within thirty (30) days following the expiration of the Company’s cure period described above, which may be during or after the Window Period.

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“Termination” shall mean, for purposes of this Article 8 only, (i) in respect of an Employee, termination of employment (but transferring employment from the Company to a Subsidiary or from a Subsidiary to the Company or to another Subsidiary shall not be considered a Termination); (ii) in respect of a Consultant, his or her termination of service as a Consultant; and (iii) in respect of an Outside Director, termination of service on the Board, or if the Company is not the surviving entity in a Corporate Transaction, on the board of directors of the surviving entity, which in either case, shall include the Outside Director’s failure to be nominated or to be elected to serve as a director. “Company” as used in this definition shall be deemed to include a successor to or acquiror of the Company.

“Window Period” means a period beginning thirty (30) calendar days prior to the date the Change of Control is effected and ending on the one-year anniversary of the date the Change if Control is effected.

2.   Except as expressly amended hereby, the Plan shall remain in full force and effect. Any capitalized terms not defined herein shall have the meanings set forth in the Plan.

Approved by the Board of Directors of The Joint Corp. on March 3, 2020.

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The Joint Corp. Amended and Restated 2014 Incentive Stock Plan

(as amended and restated on June 1, 2018)

Article 1
Purpose

The purpose of this plan is to recognize and reward participants for their efforts on the Company’s behalf, to motivate participants by appropriate incentives to contribute to the Company’s attainment of its performance objectives, and to align participants’ interests with those of the Company’s other stockholders through compensation based on the performance of the Company’s common stock.

Article 2
Definitions

Annual Option is defined in Article 7.

Award means an Option, SAR Award, Restricted Stock Award or RSU Award under the Plan.

Award Agreement means a written or electronic agreement between the Company and a Participant incorporating the terms of an Award to the Participant.

Board means the Company’s Board of Directors.

Change of Control is defined in Article 8. The terms “continuing Director,” “appointed Director” and “elected Director” are also defined in Article 8.

Code means the Internal Revenue Code of 1986, as amended.

common stock means the Company’s common stock, par value $.001 per share.

Committee is defined in Paragraph 3.1. Unless the Board designates a different committee, the Compensation Committee of the Board shall serve as the Committee (as long as all of the members of the Compensation Committee qualify under Paragraph 3.1).

Company means The Joint Corp., a Delaware corporation.

Consultant means any individual who provides bona fide consulting or advisory services to the Company or a Subsidiary.

Director means a director of the Company.

Eligible Person means, in respect of all types of Awards except ISOs, any Employee, Director or Consultant and, in respect of ISOs, any Employee.

Employee means a full-time or part-time employee of the Company or a Subsidiary.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Expiration Date means the last day on which an Option or SAR may be exercised.

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Fair Market Value means, for a given day, the value of a share of common stock determined as follows:

i.        If the common stock is listed on The NASDAQ Stock Market, its Fair Market Value will be the last reported sales price of a share of common stock as quoted on such exchange on the day in question (or on the most recent trading day if the day in question is not a trading day);

ii.      For purposes of any Awards granted on the Registration Date, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement in Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Company’s common stock; or

iii.    In the absence of an established market for the common stock, the Fair Market Value will be determined in good faith by the Administrator.

Grant Date means, in respect of an Award, the date that the Committee grants the Award or any later date that the Committee specifies as the effective date of the Award.

ISO means an incentive stock option described in §422 of the Code.

NSO means a nonstatutory stock option (i.e., any stock option other than an ISO).

Option means an award pursuant to Article 5 or Article 7 of an option to purchase shares of common stock. In the case of an award pursuant to Article 5, the Committee shall designate at the time of grant whether an Option is an ISO or a NSO.

Outside Director means a Director who is not an Employee.

Participant means an Eligible Person who holds an Award under the Plan.

Performance Goals means one or more of the following objective performance goals for the Company, a division or a Subsidiary, measured over a 12-month or longer period and specified either in absolute terms or in percentage terms relative to a target, base period, index or peer group:

•	earnings per share
•	earnings before interest, taxes, depreciation and amortization
•	revenues
•	income from operations
•	return on invested capital
•	return on assets
•	internal rate of return
•	return on stockholders’ equity
•	total return to stockholders

Plan means this plan, as it may be amended. The name of this Plan is the “The Joint Corp. Amended and Restated 2014 Incentive Stock Plan.”

Registration Date means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to the Company’s shares.

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Restricted Shares means shares of common stock subject to a risk of forfeiture or other restrictions that will lapse if and when specified service requirements, Performance Goals or other conditions are satisfied.

Restricted Stock Award means an award of Restricted Shares pursuant to Article 6.

Restricted Stock Unit means a contractual right to receive one share of common stock in the future if and when specified service requirements, Performance Goals or other conditions are satisfied.

RSU Award means an award of Restricted Stock Units pursuant to Article 6.

SAR, or stock appreciation right, means a contractual right to receive a payment representing the excess of the Fair Market Value of a share of common stock on the date that the right is exercised over the exercise price per share of the right.

SAR Award means an award of a Stand-Alone SAR or Tandem SAR pursuant to Article 5.

Stand-Alone SAR means an SAR that is not related to an Option.

share means a share of the Company’s common stock.

Subsidiary means a “subsidiary corporation” as defined in §424(f) of the Code.

Tandem SAR means an SAR that is related to an Option.

Termination means, in respect of an Employee, his or her termination of service to the Company or a Subsidiary. An employee’s (i) transferring employment from the Company to a Subsidiary or from a Subsidiary to the Company or to another Subsidiary or (ii) leaving service as an Employee but continuing service as a Consultant or Director shall not be considered a termination of service. Termination means, in respect of a Director, his or her termination of service on the Board of the Company. A Director’s leaving the Board but continuing in service to the Company as an Employee or Consultant shall not be considered a termination of service. Termination means, in respect of a Consultant, his or her termination of service as a Consultant.

Termination Date means the date on which an Employee, Director or Consultant, as the case may be, incurs a Termination.

Article 3
Administration

3.1       Committee

The Board shall designate a committee of the Board (the “Committee”) to administer the Plan except in respect of Directors, for whom the full Board shall administer the Plan. The Committee shall consist of two or more Directors both or all of whom shall be (i) “non-employee directors” as defined in Rule 16b-3 under the Exchange Act, (ii) “independent directors” under the applicable listing standards of The NASDAQ Global Market and (iii) “outside directors” under §162(m) of the Code.

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3.2       Authority

Subject to the terms of the Plan, the Committee shall have the authority to select the Eligible Persons to whom Awards are to be granted and to determine the time, type, number of shares, vesting, restrictions, limitations and other terms and conditions of each Award.

Awards under the Plan need not be uniform in respect of different Eligible Persons, whether or not similarly situated. The Committee may consider such factors as it deems relevant in selecting Eligible Persons for Awards and in determining their Awards.

The Committee may condition the vesting of any Award on the attainment of one or more Performance Goals. Performance Goals may differ from Participant to Participant and from Award to Award. The Committee shall specify the applicable Performance Goal or Goals in the underlying Award Agreement (but in no event later than the latest permissible date to enable the Award to qualify as performance-based compensation under §162(m) of the Code). The Committee’s evaluation of a Performance Goal’s attainment may be adjusted to exclude any extraordinary events and transactions as described in Accounting Principles Board Opinion No. 30, but in all other respects, the measurement of Performance Goals shall be determined in accordance with the Company’s financial statements and U.S. generally accepted accounting principles.

The Committee may interpret the Plan, adopt, revise and rescind policies and procedures to administer the Plan, and make all factual and other determinations required for Plan’s administration.

The Committee’s determinations, interpretations and other actions shall be final and binding. No member of the Committee shall be liable for any action of the Committee in good faith.

3.3       Procedures

The members of the Committee shall elect a chairman, and the Committee shall meet as necessary at the call of the chairman or any two members of the Committee. A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee at a meeting at which a quorum is present shall be taken by majority vote.

A member of the Committee may participate in any meeting of the Committee by a conference telephone call or other means that enable all persons participating in the meeting to hear one another, and participation in this manner shall constitute his or her presence in person at the meeting. The Committee also may act by the unanimous written consent of its members.

Article 4
Plan Operation

4.1       Effective Date

This Plan shall become effective if and when approved by the Company’s stockholders.

4.2       Term

This Plan shall have a term of 10 years, expiring on the tenth anniversary of its approval by the Company’s stockholders (but remaining in effect, however, for outstanding Awards). No Award may be granted under the Plan after its expiration.

4.3       Maximum Number of Shares

The maximum total number of shares of common stock for which Awards may be granted under this Plan is 2,213,000 shares. This maximum shall be subject to the capitalization adjustments under Section 4.6.

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The shares for which Options and SARs are granted shall count against this limit on a 1-for-1 basis, and the shares for which Restricted Stock Awards and RSU Awards are granted shall count against this limit on a 2-for-1 basis (so that each share for which a Restricted Stock Award or RSU Award is granted reduces by two shares the available number of shares for which Awards may be granted).

The shares for which Awards may be granted shall be shares currently authorized but unissued or shares that the Company currently holds or subsequently acquires as treasury shares, including shares purchased in the open market or in private transactions.

4.4       Shares Available for Awards

The determination of the number of shares of common stock available for Awards under the Plan shall take into account the following:

(a)       If an Option lapses or expires unexercised, the number of shares in respect of which the Option lapsed or expired shall be added back to the available number of shares for which Awards may be granted.

(b)       If a Restricted Stock Award or RSU Award lapses or is forfeited, twice the number of shares in respect of which the Award lapsed or was forfeited shall be added back to the available number of shares for which Awards may be granted.

(c)       If a SAR Award or RSU Award is settled in cash, the number of shares in respect of which the Award was settled in cash shall not be added back to the available number of shares for which Awards may be granted.

(d)       If the exercise price of an Option is paid by delivery of shares of common stock pursuant to Section 5.8, the number of shares issued upon exercise of the Option, without netting the shares delivered in payment of the exercise price, shall be taken into account in determining the available number of shares for which Awards may be granted.

4.5       Individual Limit on Awards

In any calendar year, the maximum number of shares for which Awards may be granted to any Eligible Person shall not exceed 150,000 shares in the case of Options and SARS and 150,000 shares in the case of Restricted Stock and RSU Awards, in each case taking into account all similar types of grants and awards under other stock option and equity compensation plans of the Company. These maximums shall be subject to the capitalization adjustments under Section 4.6.

4.6       Capitalization Adjustments

In the event of a change in the number of outstanding shares of common stock by reason of a stock dividend, stock split, recapitalization, reorganization or the like, the Committee may, and in the case of a reverse stock split, the Committee shall, equitably adjust the following in order to prevent a dilution or enlargement of the benefits or potential benefits intended to be provided under the Plan: (i) the number of shares for which Awards may be granted under the Plan, (ii) the maximum number of shares for which Awards may be granted to any Eligible Person in a calendar year, (iii) the aggregate number of shares in respect of each outstanding Award and (iv) the exercise price of each outstanding Option and SAR. The Committee may also make any other equitable adjustments that the Committee considers appropriate. Except in the case of a reverse stock split, adjustments shall be made in the Committee’s discretion, and its decisions shall be final and binding.

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Article 5
Stock Options and SARs

5.1       Grant

The Committee may grant an Option or SAR to any Eligible Person. Subject to the terms of this Plan, the Committee shall determine the restrictions, limitations and other terms and conditions of each Option and SAR Award.

The Committee shall designate each Option as either an ISO or NSO, and shall designate each SAR Award as either a Stand-Alone SAR or a Tandem SAR. A Tandem SAR may not be granted later than the time that its related Option is granted.

5.2       Exercise Price

The Committee shall determine the exercise price of each Option and SAR. The exercise price per share may not be less than the Fair Market Value on the Grant Date of the Option or SAR.

Except for capitalization adjustments under Section 4.6 or as approved by the Company’s stockholders, the exercise price per share of any outstanding Option or SAR may not be reduced, and the Option or SAR may not be surrendered to the Company for cash or as consideration for the grant of a new Option or SAR with a lower exercise price per share.

5.3       Vesting and Term

The Committee shall determine the time or times at which each Option and Stand-Alone SAR becomes vested. Vesting may be based on continuous service or on the attainment of Performance Goals or other conditions specified in the Award Agreement. A Tandem SAR shall vest if and to the extent that its related Option vests, and shall expire or be canceled when its related Option expires or is canceled. No Option or SAR may have an Expiration Date more than 10 years from its Grant Date. The Committee, in its discretion, at any time may accelerate the vesting of an Option or SAR or extend its Expiration Date (subject to the foregoing maximum 10-year term).

5.4       Termination of Employment or Service as a Director

Unless otherwise specified in the underlying Award Agreement, in the case of an Option or SAR held by an Employee or Director who incurs a Termination:

(a)       if and to the extent that the Option or SAR is unvested as of the Employee’s or Director’s Termination Date, the Option or SAR shall lapse on the Termination Date unless the Termination is incurred by reason of his or her death, in which case the Option or SAR shall become fully vested as of the Employee’s or Director’s Termination Date; and

(b)       subject to subsection (c) in the case of an Option granted to a Director under Article 7, if and to the extent that the Option or SAR is (or becomes) vested as of the Employee’s or Director’s Termination Date, the Option or SAR shall expire (i) on the earlier of 90 days after the Termination Date or the Expiration Date of the Option or SAR, or (ii) if the Termination is incurred by reason of his or her death, on the earlier of the first anniversary of the Employee’s or Director’s death or the Expiration Date of the Option or SAR.

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(c)       in the case of an Option granted to a Director under Article 7, if and to the extent that the Option is (or becomes) vested as of the Director’s Termination Date, the Option shall expire on its Expiration Date.

5.5       Transferability

No Option or SAR may be transferred, assigned or pledged, whether by operation of law or otherwise, except (i) as provided in the underlying Award Agreement or as the Committee otherwise permits, or (ii) as provided by will or the applicable laws of intestacy or (iii) if:

(a)       the transferee is a revocable trust that the employee established for estate planning reasons (in respect of which the employee is treated as the owner for federal income tax purposes); or

(b)       the transferee is (i) the spouse of the employee or a child, step-child, grandchild, parent, sibling or child of a sibling of the employee (each an “eligible transferee”), (ii) a custodian for an eligible transferee under any Uniform Transfers to Minors Act or Uniform Gifts to Minors Act or (iii) a trust for the primary benefit of one or more eligible transferees.

Transfers described in the preceding clause (b) shall be subject to any restrictions and requirements that the Committee considers appropriate (for example, the transferee’s written agreement to be bound by the terms of the Plan and the underlying Award Agreement).

No Option or SAR shall be subject to execution, attachment or similar process.

5.6       Additional ISO Rules

To the extent that the aggregate fair market value (determined in respect of each ISO on the basis of the Fair Market Value of a share of common stock on the ISO’s Grant Date) of the underlying shares of all ISOs that become exercisable by an individual for the first time in any calendar year exceeds $100,000, the Options shall be treated as NSOs. This limitation shall be applied by taking ISOs into account in the order in which they were granted.

In the case of an ISO granted to an Employee who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any Subsidiary), the exercise price per share may not be less than 110% of the Fair Market Value on the Grant Date and the ISO may not have an Expiration Date more than five years from the Grant Date.

The Award Agreement underlying an Option that the Committee designates as an ISO may contain any additional terms, beyond those of this Plan, that the Committee considers necessary or desirable to include to assure that the Option complies with the requirements of §422 of the Code.

5.7       Manner of Exercise

A vested Option or SAR may be exercised in full or only partially (but in the case of a partial exercise, only in respect of a whole number of shares) by (i) written notice to the Committee or its designee stating the number of shares in respect of which the Option or SAR is being exercised and, in the case of an Option, (ii) full payment of the exercise price of those shares.

5.8       Payment of Exercise Price

Payment of the exercise price of an Option shall be made by check or, if permitted by the Committee (either in the underlying Award Agreement or at the time of exercise), by: (i) delivery of shares of common stock having a Fair Market Value on the date of exercise equal to the exercise price; (ii) directing the Company to withhold, from the shares otherwise issuable upon exercise of the Option, shares having a Fair Market Value on the date of exercise equal to the exercise price; (iii) by an open-market broker-assisted sale pursuant to which the Company is promptly delivered the portion of the sales proceeds necessary to pay the exercise price; (iv) any combination of these methods of payment; or (v) any other method of payment that the Committee authorizes.

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5.9       Tandem SARs

A Tandem SAR shall entitle the Participant to elect to exercise either the SAR or the related Option as to all or any portion of the shares subject to the SAR and Option. The exercise of a Tandem SAR shall cause the immediate and automatic cancellation of its related Option with respect to the same number of shares, and the exercise, expiration or cancellation of the related Option (other than by reason of the exercise of the Tandem SAR) shall cause the automatic and immediate cancellation of the Tandem SAR with respect to the same number of shares.

5.10       Settlement of SARs

Settlement of a SAR may be made, in the Committee’s discretion, in shares of common stock or in cash, or in a combination of the two, subject to applicable tax withholding requirements. Any cash payment in settlement of a SAR shall be made on the basis of the Fair Market Value of a share of common stock on the date that the SAR is exercised.

Article 6
Restricted Stock
and Restricted Stock Units

6.1       Grant

The Committee may issue Restricted Shares or grant Restricted Stock Units to any Eligible Person. Subject to the terms of this Plan, the Committee shall determine the restrictions, limitations and other terms and conditions of each Restricted Stock Award and RSU Award.

6.2       Vesting

The Committee shall determine the time or times at which each Restricted Stock Award or RSU Award becomes vested. Vesting may be based on continuous service or on the attainment of specified Performance Goals or other conditions specified in the Award Agreement.

Each Restricted Stock Award and RSU Award held by an Employee or a Director shall become fully vested as of his or her Termination Date if the Termination is incurred by reason of his or her death.

6.3       Transferability

Prior to the vesting of a Restricted Stock Award, the Restricted Shares subject to the Award may not be transferred, assigned or pledged (except as provided in the Award Agreement or as the Committee permits) and shall not be subject to execution, attachment or similar process. After vesting, the shares may still remain subject to restrictions on transfer under applicable securities laws and any restrictions imposed by the Award Agreement. If the Restricted Shares are issued in certificated form, the Committee may require each certificate representing Restricted Shares to bear a legend making appropriate reference to the restrictions on the shares, and may also require that the certificate, together with a stock power duly endorsed in blank by the Participant, remain in the Company’s physical custody or in escrow with a third party until all restrictions have lapsed.

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6.4       Rights as Stockholder

Subject to the terms of the Plan and as provided in the underlying Award Agreement, a Participant may have some or all of the rights of a stockholder in respect of unvested Restricted Shares subject to a Restricted Stock Award, including the right to vote the shares and to receive dividends and other distributions in respect of the shares. A Participant shall have all of the rights of a stockholder when Restricted Shares become vested. The Committee may provide in the Award Agreement for the payment of dividends and distributions to the Participant when dividends are paid to stockholders generally or at the time of vesting or distribution of the Restricted Shares.

A Participant shall not have any rights as a stockholder in respect of the shares of common stock subject to a RSU Award until those shares have been issued and delivered to the Participant pursuant to the terms of the Award.

6.5       Settlement of RSU Award

Settlement of a RSU Award may be made, in the Committee’s discretion, in shares of common stock or in cash, or in a combination of the two, subject to applicable tax withholding requirements. Any cash payment in settlement of a RSU Award shall be made on the basis of the Fair Market Value of a share of common stock on the date that the shares subject to the Award become issuable to the Participant.

6.6       Deferrals

The Committee may (but shall not be required to) permit a Participant to elect to defer the delivery of shares upon the vesting or settlement of a Restricted Stock Award or RSU Award. Any such election shall be for a deferral period and in a manner and on terms that the Committee approves and that comply with the requirements of §409A of the Code.

Article 7
Automatic Option Grants

to Outside Directors

7.1       Grant

All grants of Options to Outside Directors pursuant to this Article will be automatic and nondiscretionary, except as otherwise provided herein, made in accordance with the provisions in this Article, and otherwise subject to the terms and conditions of the Plan.

7.2       Type of Option

All Options granted pursuant to this Article will be Nonstatutory Stock Options.

7.3       Annual Option

Each Outside Director automatically will be granted an Option to purchase 10,000 Shares (an “Annual Option”) upon his or her election or re-election as a Director.

7.4       Terms

The terms of each Option granted pursuant to this Article will be as follows:

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i.	The term of the Option will be ten (10) years.

ii.	The exercise price per share will be 100% of its Fair Market Value on the Grant Date.

iii.	The Option will vest in full on the first anniversary of its Grant Date (or on the Director’s death if the Director incurs a Termination by reason of his or her death prior to the first anniversary of the Grant Date) and is exercisable as to any (but only in respect of a whole number) or all Shares at any time after vesting until its Expiration Date.

Article 8
Change of Control

Upon a Change of Control, all outstanding Awards shall become fully vested and exercisable, and all restrictions on the shares underlying Restricted Stock Awards shall lapse.

A “Change of Control” means an event or the last of a series of related events by which:

(a)       any Person directly or indirectly acquires or otherwise becomes entitled to vote stock having 51% or more of the voting power in elections for Directors; or

(b)       during any 24-month period, a majority of the members of the Board ceases to consist of Qualifying Directors. A Director shall be considered a “Qualifying Director” if he or she falls into any one of the following five categories:

(1)       a Director at the beginning of the period (“continuing Directors”); or

(2)       a Director elected to office after the start of the period by the Board with the approval of two-thirds of the incumbent continuing Directors (an “appointed Director”); or

(3)       a Director elected to office after the start of the period by the Company’s stockholders following nomination for election by the Board with the approval of two-thirds of the incumbent continuing and appointed Directors (an “elected Director”); or

(4)       a Director elected to office after the start of the period by the Board with the approval of two-thirds of the incumbent continuing, appointed and elected Directors; or

(5)       a Director elected to office after the start of the period by the Company’s stockholders following nomination for election by the Board with the approval of two-thirds of the incumbent continuing, appointed and elected Directors; or

(c)       the Company merges or consolidates with another corporation, and holders of outstanding shares of the Company’s common stock immediately prior to the merger or consolidation do not own stock in the survivor of the merger or consolidation having more than 51% of the voting power in elections for Directors; or

(d)       the Company sells all or a substantial portion of the consolidated assets of the Company and its Subsidiaries, and the Company does not own stock in the purchaser having more than 51% of the voting power in elections for Directors.

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As used in this definition, a “Person” means any “person” as that term is used in sections 13(d) and 14(d) of the Exchange Act, together with all of that person’s “affiliates” and “associates” as those terms are defined in Rule 12b-2 under the Exchange Act.

Article 9
Miscellaneous Provisions

9.1       Award Agreement

Each Award under the Plan shall be evidenced by an Award Agreement which shall be subject to and incorporate the terms of the Plan.

9.2       Tax Withholding

The Company may withhold an amount sufficient to satisfy its withholding tax obligations, if any, in connection with any Award under the Plan, and the Company may defer making any payment or delivery of shares pursuant to the Award unless and until the Participant indemnifies the Company to its satisfaction in respect of its withholding obligation.

9.3       Amendment and Termination

The Board may amend, suspend or terminate the Plan at any time. The Company’s stockholders shall be required to approve any amendment that would (i) materially increase the number of shares of common stock for which Awards may be granted, (ii) increase the number of shares of common stock for which ISOs may be granted (other than an amendment authorized under Section 4.6), (iii) permit any action that would be treated as a repricing of Awards under applicable stock exchange rules or (iv) otherwise require stockholder approval under any applicable laws, regulations or stock exchange rules. If the Plan is terminated, the Plan shall remain in effect for Awards outstanding as of its termination. No amendment, suspension or termination of the Plan shall adversely affect the rights of the holder of any outstanding Award without his or her consent.

9.4       Foreign Jurisdictions

The Committee may adopt, amend and terminate a supplement to the Plan to permit Employees in another country to receive Awards under the supplement (on terms not inconsistent with the terms of Awards under the Plan) in compliance with that country’s securities, tax and other laws.

9.5       No Right To Employment

Nothing in this Plan or in any Award Agreement shall give any person the right to continue in the employ of the Company or any Subsidiary or limit the right of the Company or Subsidiary to terminate his or her employment.

9.6       Notices

Notices required or permitted under this Plan shall be considered to have been duly given if sent by certified or registered mail addressed to the Committee at the Company’s principal office or to any other person at his or her address as it appears on the Company’s payroll or other records.

9.7       Severability

If any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions, and the Plan shall be construed and administered as if the illegal or invalid provision had not been included.

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9.8       Governing Law

This Plan and all Award Agreements shall be governed in accordance with the laws of the State of Delaware.

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YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet, Smartphone or Tablet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

THE JOINT CORP.

Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on May 24, 2023.

INTERNET
www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MOBILE VOTING
On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares.

VOTE BY MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2, 3 AND 4, AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL THE DIRECTOR NOMINEES LISTED AND "FOR" PROPOSALS 2, 3 AND 4:

1. Election of Directors

	FOR	AGAINST	ABSTAIN
(1) Matthew E. Rubel	☐	☐	☐
(2) Ronald V. DaVella	☐	☐	☐
(3) Suzanne M. Decker	☐	☐	☐
(4) Peter D. Holt	☐	☐	☐
(5) Abe Hong	☐	☐	☐
(6) Glenn J. Krevlin	☐	☐	☐

CONTROL NUMBER

☐

Signature________________________ **Signature, if held jointly**________________________ **Date**__________, **2023.**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 25, 2023

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE JOINT CORP.

Annual Meeting of Stockholders
May 25, 2023, 9:00 a.m. Mountain Standard Time

The undersigned appoints Peter D. Holt and Jake Singleton, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of The Joint Corp. held of record by the undersigned at the close of business on April 11, 2023 at the Annual Meeting of Stockholders of The Joint Corp. to be held on May 25, 2023, or at any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SIX NOMINEES TO THE BOARD OF DIRECTORS IN PROPOSAL 1, IN FAVOR OF PROPOSALS 2, 3 AND 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)